Exhibit 10.21

SHARE PURCHASE AND TRANSFER AGREEMENT

by and between

Dr Joachim Löffler

and

Mr Dietmar Flessa

and

Mr Reiner Bauersachs

and

AVX INTERCONNECT Europe GmbH

For the acquisition of all shares in

KUMATEC Sondermaschinenbau & Kunststoffverarbeitung GmbH

Personal information has been redacted from this Share Purchase Agreement to protect named individuals' personal interests.

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Table of Exhibits

Exhibit 1.1	Shareholders' List	11
Exhibit 2.3	Draft Confirmation of Receipt	12
Exhibit 2.4	Shareholders' Resolution	12
Exhibit 2.5	Consent to the Sale and Transfer of the Shares	12
Exhibit 4.4	Permitted Leakage	16
Exhibit 6.1 (vii)	Power of Attorney	18
Exhibit 6.1 (viii)	Closing Protocol	18
Exhibit 9.1.7	Related Party Obligations	22
Exhibit 9.1.9	Articles and Register Excerpts	22
Exhibit 9.2.1	Financial Statements	23
Exhibit 9.3.1	Encumbrances of Assets	24
Exhibit 9.4	Loans and Financing Agreements	24
Exhibit 9.5.3 (ii)	Challenged IP Rights	25
Exhibit 9.5.4	Owned IP Rights	25
Exhibit 9.5.8	IP Rights Licensed to a Group Company	26
Exhibit 9.5.9	IP Rights Licensed to Third Parties	26
Exhibit 9.5.10	IT	26
Exhibit 9.6.1	Real Property and Equivalent Rights	27
Exhibit 9.6.2	Leases	27
Exhibit 9.6.4	Health Incidents	27
Exhibit 9.7.1	Insurances	27
Exhibit 9.7.4	Insurance Cases	28
Exhibit 9.8.1	Customers and Suppliers	28
Exhibit 9.8.2	Competition Constraints	28
Exhibit 9.9.1	Material Agreements	29
Exhibit 9.9.2	Terminated Material Agreements	30
Exhibit 9.9.4	CoC Agreements	31
Exhibit 9.10.1(1)	Members of Corporate Bodies and Employees	31
Exhibit 9.10.1(2)	Freelancers	31
Exhibit 9.10.2	Employment Agreements	31
Exhibit 9.10.3(i)	List of Service Agreements	31

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Exhibit 9.10.3(ii)	Managing Director Service Agreements	31
Exhibit 9.10.8	Key Employees	32
Exhibit 9.14	Public Grants	35
Exhibit 9.15.1	Conduct of Business	35
Exhibit 9.18.1	Third Party Approvals	38
Exhibit12.3	Cumulative Assumption of Debts	42
Exhibit 13.3.7	Appeals and Legal Actions	44
Exhibit 15.2	CoC Waivers	50
Exhibit 16.1	JV Partnership Agreement	51
Exhibit 16.3	Managing Director Service Agreement	52

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Table of Definitions

TERM	AS DEFINED IN

Affiliate	Section 9.1.7

Agreement	Preamble

Assets	Section 9.3.1

Breach of a Sellers’ Guarantee	Section 11.1

Business	Preamble

Business Day	Section 25.1

Carve-Out	Preamble

Change	Section 5.13

Closing Actions	Section 6.1

Closing Condition	Section 5.1

Closing Date	Section 6.6

Closing Month	Section 5.5

Closing Payment	Section 3.3

Closing Protocol	Section 6.1

Company	Preamble

Company Partnership Interest	Section 1.2

Competition	Section 17.1

Confirmation of Receipt	Section 2.3

Cumulative Assumptions of Debts	Section 12.3

Data Room	Section 11.3

Deductible	Section 11.6

Deferred Amount	Section 3.3

Developers	Section 9.5.6

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TERM	AS DEFINED IN

DF	the Beginning of this Agreement

Disclosed Information	Section 11.4

Effective Date	Section 2.2

Employees	Section 9.10.1

Fairly Disclosed	Section 11.4

Financial Statements	Section 9.2.1

Founder OHG	Preamble

General Partner	Section 1.2

Geographical Area of Operations	Section 17.1

Group Companies	Section 1.2

Group Participations	Section 9.1.3

Hive-Down Agreement	Preamble

Holdback Amount	Section 3.3

Holdback Period	Section 3.4.1

Hydrogen Business	Preamble

IP Rights	Section 9.5.1

IT	Section 9.5.10

JL	the Beginning of this Agreement

JV Partnership	Preamble

Key Employees	Section 9.10.8

Leakage	Section 4.3

Legal Proceedings	Section 9.12.1

Liens	Section 9.1.3

Locked Box Period	Section 4.1

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TERM	AS DEFINED IN

Management Accounts	Section 9.2.1

Material Adverse Change	Section 5.1.3

Material Agreements	Section 9.9.1

Necessary IP Rights	Section 9.5.2

Non-Competition Obligation	Section 17.1

Non-Solicitation Obligation	Section 17.2

Notices	Section 20.1

Overall Liability Cap	Section 11.6

Owned IP Rights	Section 9.5.4

Parties	the Beginning of this Agreement

Partnership Agreement	Preamble

Party	the Beginning of this Agreement

Permits	Section 9.11.1

Permitted Leakage	Section 4.4

Public Grants	Section 9.14

Purchase Price	Section 3.1

Purchaser	the Beginning of this Agreement

Purchaser’s Account	Section 3.6.2

RB	the Beginning of this Agreement

Regulations	Section 9.13

Relevant Tax Returns	Section 13.8.1

Scheduled Closing Date	Section 5.5

Scope of Business Operations	Section 17.1

Seller	the Beginning of this Agreement

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TERM	AS DEFINED IN

Sellers	the Beginning of this Agreement

Sellers’ Accounts	Section 3.6.1

Sellers’ Best Knowledge	Section 10.1

Sellers’ Group	Section 9.1.7

Sellers’ Guarantees	Section 9

Sellers’ Representative	Section 20.2

Shares	Section 1.1

Signing Date	Section 9

Subsidiary	Section 1.2

Tax Authority	Section 13.1

Tax Contest	Section 13.8.4

Tax Guarantee	Section 13.3

Tax Guarantees	Section 13.3

Tax Returns	Section 13.2

Taxes	Section 13.1

Third Party Claim	Section 11.2

Transaction	Preamble

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SHARE PURCHASE AND TRANSFER AGREEMENT

by and between

1.	Dr Joachim Löffler, xxxxxxxxxxxxxxxxxxxxdxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx Germany,

- “JL” –

2.	Mr Dietmar Flessa, xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxg, Germany,

- “DF” –

3.	Mr Reiner Bauersachs,xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx Germany,

- “RB” –

- JL, DF and RB collectively referred to as the “Sellers”, each as a “Seller” –

and

4.

AVX INTERCONNECT Europe GmbH, a limited liability company under German law with its registered seat in Betzdorf, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Montabaur under HRB 3132

- “Purchaser” –

– the Sellers and the Purchaser collectively referred to as the “Parties”, each as a “Party” –

Preamble

(A)

WHEREAS, KUMATEC Sondermaschinenbau & Kunststoffverarbeitung GmbH with registered seat in Neuhaus-Schierschnitz, registered with the commercial register of the local court of Jena under HRB 301611, (the “Company”) is active in the field of processing of plastics of any kind as well as the construction and manufacturing as well as the sale and distribution of machines of any kind, especially used for the handling and refining of plastic parts, as well as the construction, development and manufacturing of plants for the automation of operational procedures including their purchase and sale (the “Business“).

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(B)	WHEREAS, the Sellers are the only shareholders in the Company and the managing directors of the Company.

(C)

WHEREAS, the Purchaser is active in the field of manufacturing, distribution and wholesale of precision-plug-connection-systems and related products of industrial electronics and electrical engineering, the distribution and wholesale of raw materials as well as the distribution, wholesale and manufacturing of semi-finished products and machinery equipment that serve directly or indirectly the manufacturing of the aforementioned equipment.

(D)

WHEREAS, prior to the date hereof, a business segment previously operated by the Company consisting of the so called hydrogen fuel generation and delivery business (the “Hydrogen Business”) was spun-off into a joint venture between the Sellers and the Company under a hive-down agreement dated 28 February 2018 (deed roll no. 0279/2018 of notarial administrator Jochen Keßler, Ludwigsstadt) (the “Hive-Down Agreement”) which was registered with the commercial register of the Company on 05 March 2018 (the “Carve-Out”). The Hive-Down Agreement is hereby referred to. It was available for inspection during the notarisation of this Agreement as official copy (Ausfertigung). The Parties acknowledge that they are aware of the content of the Hive-Down Agreement and waive their right to have the Hive-Down Agreement read aloud and attached as a copy to this Agreement. Following the Carve-Out, the Hydrogen Business is operated by KUMATEC Hydrogen GmbH & Co. KG, a limited liability partnership under German law with its registered seat in Neuhaus-Schierschnitz, registered with the commercial register of the local court of Jena under HRA 504705 (the “JV Partnership”) in which the Company holds a partnership interest of 50% as a limited partner. The remaining 50% limited partnership interest in the JV Partnership is currently held by the Seller and has been contributed to BFL Hydrogen OHG, a partnership under the laws of Germany with registered seat in Neuhaus-Schierschnitz, registered with the commercial register of the local court of Jena under HRA 504723 (the “Founder OHG”), such contribution to become effective upon registration of the Founder OHG with the commercial register as limited partner of the JV Partnership. The Sellers are the sole partners of the Founder OHG.

(E)

WHEREAS, the Sellers intend to sell all of their shares in the Company to the Purchaser upon the terms and conditions of this share purchase and transfer agreement. The Purchaser intends to acquire the complete shareholding in the Company. The Parties further intend to amend and completely restate the agreement governing the legal relationship of the partners in the JV Partnership (the “Partnership Agreement”) (such actions, together with the Carve-Out, the “Transaction”).

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Now, therefore, the Sellers and the Purchaser agree as follows (the “Agreement”):

Section 1
Legal Status

1.1

The Company is a limited liability company duly organised under German law. The share capital (Stammkapital) of the Company amounts to DEM 120,000. According to the latest list of shareholders registered with the commercial register (Handelsregister) and attached for identification purposes (zu Identifizierungszwecken) as Exhibit  1.1 , the share capital is divided in the following shares (Geschäftsanteile), all of which are held by the Sellers as follows:

(i)	JL holds one share in the nominal amount (Nennbetrag) of DEM 60,000 (no. 1 in the list of shareholders),

(ii)	DF holds one share in the nominal amount of DEM 30,000 (no. 2 in the list of shareholders), and

(iii)	RB holds one share in the nominal amount of DEM 30,000 (no. 3 in the list of shareholders)

(collectively the “Shares”).

The term Shares includes all shares in the Company, irrespective of whether or not their numbers and nominal amounts or whether the aggregate amount of the registered share capital of the Company correspond to the aforementioned details. No objection (Widerspruch) against the list of shareholders has been entered into the commercial register.

1.2

The Company is the sole shareholder in KUMATEC Components GmbH with registered seat in Neuhaus-Schierschnitz, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Jena under HRB 509751 (the “Subsidiary”).

1.3

The Company further holds a limited partnership interest (Kommanditbeteiligung) and a capital participation (Kapitalanteil) in the JV Partnership in an amount of EUR 500.00, representing a participation in the total partnership capital of the JV Partnership of 50% (the “Company Partnership Interest”). The remaining limited partnership interest in the JV Partnership is and/or will be held as described in Preamble (D). The JV Partnership is the sole shareholder of its general partner (Komplementär) Hydrogen Verwaltungs-GmbH, with registered seat in Neuhaus-Schierschnitz, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Jena under HRB 514325 (the “General Partner”, and collectively with the Company, the Subsidiary and the JV Partnership the “Group Companies”).

1.4

Except as set out under Sections 1.2 and 1.3, the Group Companies do not hold (directly or indirectly) any shares, interests and/or voting rights in other companies, partnerships or similar undertakings.

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Section 2
Sale and Assignment of the Shares

2.1

The Sellers - each individually with regard to the relevant Shares held by them only - hereby sell the Shares to the Purchaser free and clear of any Liens (as defined under Section 9.1.3). The Purchaser hereby accepts such sale.

2.2

The sale of the Shares shall have economic effect (wirtschaftliche Wirkung) as of 31 December 2016, 24:00 CET (the “Effective Date”) and shall include any and all rights pertaining to the Shares, including the rights to all profits of the Company for the period after the Effective Date. However, the Parties are in agreement that no Leakage (other than the Permitted Leakage) has occurred after the Effective Date.

2.3

The Sellers - each individually with regard to the relevant Shares held by them only - hereby assign (abtreten) the Shares to the Purchaser and the Purchaser hereby accepts such assignment of the Shares. The assignment of the Shares shall include all ancillary rights and claims pertaining to the Shares. The aforementioned assignment shall be subject to the conditions precedent of (i) the fulfilment and/or waiver of the Closing Conditions and (ii) the payment of the Closing Payment according to Section 3.3, such condition being irrefutably presumed to have been satisfied once the Sellers have signed a confirmation of receipt (the “Confirmation of Receipt”) substantially in the form as attached hereto as Exhibit 2.3 .

2.4

The shareholder’s meeting of the Company has approved the sale and transfer of the Shares by resolution dated 27 March 2018. A copy of such shareholders’ resolution is attached for identification purposes (zu Identifizierungszwecken) as Exhibit  2.4 .

2.5

The Sellers’ spouses have granted their consent to the conclusion and consummation of this Agreement by declarations dated 22/26 March 2018. Copies of such declarations are attached hereto for identification purposes (zu Identifizierungszwecken) as Exhibit  2.5 .

Section 3
Purchase Price

3.1	The aggregate purchase price for the Shares (the “Purchase Price”) shall be EUR 12,500,000 (in words: twelve million five hundred thousand Euros).

3.2

The Purchase Price shall be allocated amongst the Sellers pro rata to their shareholding in the Company inter se immediately prior to Closing, i.e. a portion of 50% of the Purchase Price shall be allocated to JL and a portion of 25% of the Purchase Price shall be allocated to each of DF and RB.

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3.3

The Purchase Price less (i) an amount of EUR 1,000,000 (in words: one million Euros) (“Holdback Amount”) and (ii) an amount of EUR 1,500,000 (in words: one million five hundred thousand Euros) (“Deferred Amount”) shall become due and payable on the Scheduled Closing Date according to Section 6.1 (v) (the “Closing Payment”) and shall be allocated amongst the Sellers in accordance with Section 3.2.

3.4	The Holdback Amount shall serve as security for the Purchaser’s claims against the Sellers under or in connection with this Agreement and shall be distributed to the Sellers as follows:

3.4.1

The Holdback Amount shall be released to the Sellers if and to the extent no claims have been raised in writing by the Purchaser pursuant to or in connection with this Agreement within 12 (twelve) months following the Closing Date (the “Holdback Period”).

3.4.2

In case the Purchaser raises a claim under or in connection with this Agreement within the Holdback Period against any of the Sellers that entitles the Purchaser to indemnification or other payments, the Purchaser shall not be obliged to release the corresponding part of the Holdback Amount and shall be entitled to ultimately retain and use for its own purposes the relevant portion of the Holdback Amount (i) upon receipt of a court decision confirming such claim or (ii) as agreed with the Sellers.

3.4.3

If and to the extent a claim has been raised by the Purchaser in writing within the Holdback Period but is not raised in court within three (3) months after the expiry of the Holdback Period, the part of the Holdback Amount which has not been further pursued in court shall be released to the Sellers provided that (i) the Holdback Period has expired and (ii) such part may not be held back in relation to a different claim, in each case unless agreed otherwise with the Sellers.

3.4.4

If and to the extent a claim has been raised by the Purchaser and a court decision finally and irrevocably rejects such claim in whole or in part, a corresponding part of the Holdback Amount that reflects such rejection shall be released to the Sellers, provided that (i) the Holdback Period has expired and (ii) such part may not be held back in relation to a different claim.

3.4.5

Any distribution of the Holdback Amount and/or parts thereof shall be allocated amongst the Sellers pursuant to Section 3.2. For the avoidance of doubt, the Holdback Amount shall not bear interest, and no accrued interest (if any) shall be distributed to the Sellers.

3.5

Subject to the occurrence of the Closing Date, the Deferred Amount shall become due and payable in three instalments as follows, whereas the Parties agree that such payment mechanism is intended to ensure that the Sellers (through their fully owned Founder OHG) are in a position to procure the fulfilment of the contribution obligations of the Founder OHG under the Partnership Agreement:

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3.5.1

On the later of (i) 02 May 2018 and (ii) the Closing Date, a first instalment of EUR 500,000 (in words: five hundred thousand Euros) shall be paid by the Purchaser or an Affiliate of the Purchaser directly to the JV Partnership. The Parties agree that such payment shall be (i) a payment on behalf of and for the account of the Sellers to the Founder OHG and (ii) a payment on behalf of the Founder OHG to the JV Partnership and shall be booked into the capital accounts of the Founder OHG at the JV Partnership as set forth in section 5.4 of the Partnership Agreement (which shall be concluded with effect as of the Closing Date in the form to be finally negotiated prior to the Closing Date; in particular the reference to section 5.4 might change);

3.5.2

On 02 May 2019, a second instalment of EUR 500,000 (in words: five hundred thousand Euros) shall be paid by the Purchaser or an Affiliate of the Purchaser directly to the JV Partnership. The Parties agree that such payment shall be (i) a payment on behalf of and for the account of the Sellers to the Founder OHG and (ii) a payment on behalf of the Founder OHG to the JV Partnership and shall be booked into the capital accounts of the Founder OHG at the JV Partnership as set forth in section 5.4 of the Partnership Agreement (which shall be concluded with effect as of the Closing Date in the form to be finally negotiated prior to the Closing Date; in particular the reference to section 5.4 might change);

3.5.3

On 02 May 2020, a third instalment of EUR 500,000 (in words: five hundred thousand Euros) shall be paid by the Purchaser or an Affiliate of the Purchaser directly to the JV Partnership. The Parties agree that such payment shall be (i) a payment on behalf of and for the account of the Sellers to the Founder OHG and (ii) a payment on behalf of the Founder OHG to the JV Partnership and shall be booked into the capital accounts of the Founder OHG at the JV Partnership as set forth in section 5.4 of the Partnership Agreement (which shall be concluded with effect as of the Closing Date in the form to be finally negotiated prior to the Closing Date; in particular the reference to section 5.4 might change).

3.6	Unless otherwise provided in this Agreement, the following shall apply regarding payments by the Purchaser and the Sellers:

3.6.1	Subject to Section 3.5 above, all payments by the Purchaser to the Sellers shall be made to the following bank accounts of the Sellers (the “Sellers’ Accounts”):

(i)	Payments to JL shall be made to the bank account at xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx);

(ii)	Payments to DF shall be made to the bank account at xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx); and

(iii)	Payments to RB shall be made to the bank account at xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx).

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3.6.2	All payments by the Sellers to the Purchaser shall be made to the account of the Purchaser at Commerzbank xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx (the “Purchaser’s Account”).

3.6.3

Any payment shall be deemed made as soon as it has been credited to the account of the recipient. All payments shall be made free and clear of any costs and charges for the recipient (except for charges of the receiving bank, which shall be borne by the relevant account holder).

Section 4
No Leakage

4.1

The Sellers hereby (i) guarantee to the Purchaser in each case by way of an independent and separate guarantee (selbstständiges und eigenständiges Garantieversprechen) in accordance with section 311 para. 1 of the German Civil Code that no Leakage has occurred during the period from and including the Effective Date until and including the Signing Date and (ii) undertake and covenant to the Purchaser that no Leakage will occur during the Period from the Signing Date until and including the Closing Date (the period from the Effective Date until the Closing Date the “Locked Box Period”).

4.2

Should a Leakage nevertheless have occurred or occur during the Locked Box Period, the Sellers shall notify the Purchaser without undue delay of such Leakage and shall reimburse to the Purchaser or, at the election of the Purchaser, the relevant Group Company, the amount of such Leakage on a Euro-for-Euro basis. Claims under this Section 4.2 shall, in deviation from the statutory provisions, be time-barred 12 (twelve) months after the Closing Date. Section 11.9 shall apply accordingly.

4.3

“Leakage” shall mean any payment or benefit (in money or in kind) or asset transfer or disposal made, granted, promised or having become due during the Locked Box Period by or for the account of a Group Company to (i) a Seller, (ii) an Affiliate of a Seller (for the avoidance of doubt, other than the Group Companies), or (iii) a relative of a Seller within the meaning of section 15 of the German Tax Code (Abgabenordnung, AO), in particular distributions in cash or in kind (either as a dividend, a distribution of reserve or otherwise), repayments of equity of any form, costs or bonuses or other form of ex gratia awards or payments in connection with the transactions contemplated hereunder, the conclusion and/or completion of any non-arm’s length agreements, assumptions of liabilities, guarantees, letters of comfort or similar instruments securing any indebtedness or other obligation as well as and waivers of claims by a Group Company, in each case in relation to any of the aforesaid persons or entities, and in each case other than a Permitted Leakage.

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4.4

“Permitted Leakage” shall mean (i) any Leakage set forth in Exhibit  4.4 and (ii) with regard to the period after the Signing Date any Leakage which has been approved in writing by the Purchaser in advance.

Section 5
Closing Conditions

5.1	In this Agreement, each of the following events is defined as a “Closing Condition”:

5.1.1

The legal merger control prohibition (Vollzugsverbot) (in accordance with the German Act against Restraint of Competition (Gesetz gegen Wettbewerbsbeschränkungen, GWB)) regarding the transaction contemplated under this Agreement has ceased to apply (weggefallen).

5.1.2

The transactions contemplated by and in connection with this Agreement can be lawfully consummated; in particular, there are no orders, judgments, injunctions or similar acts, which would prevent the lawful consummation.

5.1.3

Since the Effective Date no event, situation, circumstance, effect or change (each a “Change”) has occurred that individually or collectively with any other Change has or could reasonably be expected to have a negative impact on the assets and/or liabilities (Vermögenslage), financial condition (Finanzlage), the business, operations, operational results (Ertragslage) of any of the Group Companies amounting to more than EUR 2,000,000 (in words: two million Euros) and which, to the extent curable, had not been cured until the Closing Date (such a Change, a “Material Adverse Change”).

A Material Adverse Change shall not include any effect resulting from

(i)

any Change in general economic, business or industry conditions (including general developments of capital and financial markets or currency exchange rates), or any Change in local, regional, national or international conditions generally affecting the industry in which any of the Group Companies operates, unless such Change has an impact on the Group Companies that is grossly disproportionate to the impact on other businesses operating in that industry;

(ii)	any Change in applicable laws, GAAP or other applicable accounting standards or interpretations thereof generally affecting the industry in which any of the Group Companies operates;

(iii)	actions of the customers and/or suppliers of the Group Companies as a result of the transactions contemplated by this Agreement;

(iv)	any existing Change with respect to which the Purchaser has positive knowledge as of the date of this Agreement.

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5.1.4	The statements made in Section 1 above and Sections 9.1.3 and 9.1.8 below are still correct on the Closing Date.

5.1.5

The negotiations as regards the Partnership Agreement (including all Annexes thereto) pursuant to Section 16.1 have been completed and as a result thereof the final version of the Partnership Agreement (including all Annexes thereto) has been duly executed by the Sellers, the Company and the Founder OHG with the consent of the Purchaser and with effect as from the Closing Date.

5.2	Each Party shall inform the other Parties in each case of the satisfaction of a Closing Condition without undue delay (unverzüglich) after having obtained knowledge thereof.

5.3

The Purchaser may waive in whole or in part, by notice to the Sellers, the satisfaction of the Closing Conditions listed in Section 5.1 (except the Closing Condition under Section 5.1.1) and the receipt of written evidence of the satisfaction of any or all of the Closing Conditions in Section 5.1. If the Purchaser waives the satisfaction of a Closing Condition, such Closing Condition shall be deemed to have been satisfied only with regard to Sections 5.4 and 5.5 and such waiver shall be without prejudice to all other claims and rights of the Parties under this Agreement which shall remain unaffected by any waiver under this Section 5.3.

5.4

If the Closing Condition set forth under Section 5.1.5 has not been fully satisfied within three months after the Signing Date, the Purchaser shall be entitled to rescind (zurücktreten) this Agreement by notice to Sellers according to Section 7 with effect for and against all Parties to this Agreement. If the Closing Condition set forth under Section 5.1.1 (Merger Clearance) has not been fully satisfied within three months after the Signing Date, each Party (however, the Sellers only jointly) shall be entitled to rescind (zurücktreten) this Agreement by notice to the respective other Parties according to Section 7 with effect for and against all Parties to this Agreement. After a Closing Condition has been satisfied and the Purchaser (or the Sellers) has been informed thereof according to Section 5.2, a rescission due to its late satisfaction may no longer be declared. The right to rescind according to this Section 5.4 shall furthermore be excluded if the non-satisfaction of the Closing Condition is the result of actions or omissions of the respective rescinding Party.

5.5

A Party that is obliged to contribute to the satisfaction of a Closing Condition can assert the satisfaction of such Closing Condition against the other Party only after it has provided evidence of the satisfaction of such Closing Condition to such Party pursuant to Section 5.2. If the Closing Conditions set forth in Section 5.1.1 and Section 5.1.5 are satisfied at the latest on the 20th day of a calendar month (“Closing Month”) or between the 20th day and the last day of the month preceding the Closing Month, “Scheduled Closing Date” shall mean the last Business Day of the Closing Month. The Parties may agree on another day as Scheduled Closing Date.

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Section 6
Closing Actions

6.1

On the Scheduled Closing Date at 10 am (CET) at the business premises of Noerr LLP at Börsenstraße 1, 60313 Frankfurt am Main, unless the Parties have agreed on another time and/or location, the Parties shall take the following actions (the “Closing Actions”) in the following order:

(i)	The Sellers shall confirm that the Closing Conditions set forth under Sections through 5.1.4 are fulfilled as of the Closing Date;

(ii)

the Sellers shall deliver to the Purchaser an executed original of the Partnership Agreement (including all of its Annexes) between the Sellers, the Founder OHG and the Company as negotiated pursuant to Section 16.1 and effective as of the Closing Date;

(iii)	the Sellers shall deliver to the Purchaser an executed original of the fully restated managing director service agreement between JL and the Company as negotiated pursuant to Section 16.3;

(iv)

Each of DF and RB shall deliver to the Purchaser (i) an executed original of a resignation declaration by which they duly resign from their office as managing directors of the Company and the Subsidiary with effect as of the Closing Date and confirm that they have no outstanding claims against the Company and the Subsidiary which relate to the period prior to the Closing Date and (ii) executed originals of the duly executed employment agreements between the Company and DF and the Company or the Subsidiary and RB pursuant to Section 16.2;

(v)	the Purchaser shall transfer the Closing Payment to the Sellers’ Accounts pursuant to Section 3.3;

(vi)	the Sellers shall sign the Confirmation of Receipt and hand it over to the Purchaser;

(vii)

the Sellers shall grant a power of attorney to the Purchaser – substantially in the form of Exhibit 6.1 (vii) – to exercise all shareholders’ rights connected to the Shares fully and without restriction;

(viii)

the Purchaser and the Sellers shall sign the Closing Protocol (“Closing Protocol”) substantially in the form of Exhibit 6.1 (viii) . Both the Sellers and the Purchaser shall receive a copy of the signed Closing Protocol.

No Party shall be obliged to perform a Closing Action, unless the other Party has performed all preceding Closing Actions it is obligated to perform.

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6.2

The Purchaser shall send to the acting notary (by courier, e-mail or fax) a copy of the signed Confirmation of Receipt immediately after the signing of the document. The acting notary shall not be obliged to verify the authenticity of the Sellers’ signatures in the Confirmation of Receipt. The Parties hereby instruct the acting notary to attach the copy of the Confirmation of Receipt received by him to this deed as well as to file an updated list of shareholders of the Company immediately upon receipt of the copy of the Confirmation of Receipt and provide the Company with a copy of such updated list of shareholders.

6.3

The Purchaser shall be entitled, by declaration to the Sellers, to waive the performance of the Closing Actions listed in Section 6.1 (i) through (iv) and (vi) through (vii), without its claims and other rights under this Agreement being affected by this waiver. To the extent that the Purchaser waives the performance of a Closing Action, such Closing Action shall be deemed to have been performed only with regard to Section 6.4, 6.5 and Section 6.6.

6.4

If the Purchaser or any of the Sellers fail to perform a Closing Action which they were obliged to perform on the Scheduled Closing Date, the respective other Parties shall be entitled to reschedule the Scheduled Closing Date to a date between (in each case including) the fifth and the tenth Business Day after the original Scheduled Closing Date. The Parties may also agree on another date or another procedure; Section 24 shall apply mutatis mutandis.

6.5

If the Purchaser or the Sellers have determined a new date as the Scheduled Closing Date pursuant to Section 6.4 and the respective other Parties once again fail to perform a Closing Action which they were obligated to perform on such date, the Party which has determined such new date as the Scheduled Closing Date shall be entitled to withdraw from this Agreement according to Section 7 by notice to the respective other Parties.

6.6	The day on which the last Closing Action has been performed shall be the “Closing Date”.

Section 7
Legal Consequences of a Rescission

7.1

If the Purchaser rescinds this Agreement according to Section 5.4 in conjunction with Section 5.1.4, the Sellers shall be obliged to pay lump sum damages (pauschaler Schadensersatz) in the amount of EUR 150,000 to the Purchaser to compensate the Purchaser for all costs and expenses incurred in connection with the preparation, negotiation and the notarisation of this Agreement. The Purchaser’s right to claim compensation for damages exceeding the lump sum shall remain unaffected.

7.2

In the event of a rescission, the provisions set out in Section 18 to Section 20, Section 22 and Section 23 shall continue to be effective; the rescission shall furthermore not affect any claims for costs and damages arising from the infringement of obligations under this Agreement. No Party can derive any other rights or claims from this Agreement.

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7.3	To the extent legally permitted, no Party is entitled to rescind this Agreement after the Closing Date.

Section 8
Merger Control Filing

8.1

The Parties agree that the Purchaser shall submit to the competent cartel authorities the necessary merger control filings of the proposed concentration set out in this Agreement. The Sellers already transferred information from their side for the merger control filing to the Purchaser and shall provide the Purchaser with any other information requested by the Purchaser for the preparation of such filing in good time and in complete and accurate form.

8.2

The Purchaser shall be obliged to submit the necessary merger control applications to the competent cartel authorities without undue delay and latest 10 (ten) Business Days following the Signing Date. The Purchaser will use reasonable efforts to comply with all deadlines stated by the cartel authorities and to take all measures necessary within the proceedings without undue delay. If this requires the Sellers’ support, the Sellers will ensure that the necessary measures are taken.

8.3

If one or more of the cartel authorities prohibit the merger, or grant clearance only under conditions (Bedingungen oder Auflagen), the Purchaser may within two weeks from receipt of the decision of the cartel authorities rescind this Agreement by notice to the Sellers with effect for and against all Parties to this Agreement. Prior to a rescission, the Purchaser, consulting with the Sellers, shall analyse whether the transaction contemplated under this Agreement can be conducted in compliance with the conditions stipulated or implemented in a modified manner, or whether the Parties shall take legal action against the prohibition or – if applicable – against any conditions stipulated, without being obliged to do so.

Section 9
Sellers’ Guarantees

The Sellers hereby guarantee to the Purchaser in each case by way of an independent and separate guarantee (selbstständiges und eigenständiges Garantieversprechen) in accordance with section 311 para. 1 of the German Civil Code that the statements contained in Section 9.1 to Section 9.18 (the “Sellers’ Guarantees”) are true and correct (zutreffend) as of the date of the signing and notarisation of this Agreement (the “Signing Date”) and with regard to the statements in Sections 9.1, 9.5.2 and 9.11, as well as of the Closing Date, or such other date provided for explicitly in a Sellers’ Guarantee. The Sellers’ Guarantees are neither quality guarantees concerning the subject matter of the purchase (Beschaffenheitsgarantie) within the meaning of sections 443, 444 German Civil Code nor agreements as to quality (Beschaffenheitsvereinbarung) within the meaning of section 434 para. 1 sentence 1 German Civil Code.

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9.1	Corporate issues

9.1.1

The statements made in Section 1 regarding the Group Companies are correct in every respect. The Group Companies are duly established under German law. They validly exist as trading entities and each has its center of administration (Verwaltungssitz) in Germany. Each of the Group Companies was and is entitled to continue to carry on its business without restriction.

9.1.2

The Shares in the Company, the shares in the Subsidiary, the Company Partnership Interest and the shares in the General Partner are lawfully established, fully (Company, JV Partnership and General Partner) and half (Subsidiary) paid-up, not liable for additional contributions (keine Nachschusspflicht) and no repayments or refunds in whole or in part, neither openly nor concealed have been made, nor have the Shares in the Company, the Company Partnership Interest, the shares in the General Partner and the shares in the Subsidiary been reduced or impaired by losses or drawings (Entnahmen). No transfers or other actions occurred with regard to the Shares which have not been entered in the list of shareholders attached as Exhibit 1.1. All applicable provisions under applicable law and articles of association regarding the increase and decrease of the registered share capital or partnership capital of the Group Companies have been duly observed; no concealed contributions in kind (verdeckte Sacheinlagen) have been made into the Group Companies.

9.1.3

The Sellers hold undivided and unrestricted title to the Shares as set forth in Section 1. The Company holds undivided and unrestricted title to all shares in the Subsidiary and the Company Partnership Interest and the JV Partnership holds undivided and unrestricted title to all shares in the General Partner (all shares in the Subsidiary, the Company Partnership Interest and the shares in the General Partner jointly with the Shares the “Group Participations”). The Group Participations are free of any claims, rights and privileges of third parties and the Sellers may freely dispose of the Group Participations (directly or indirectly) without any limitations and restrictions. In particular, neither liens, security interests, usage rights, fiduciary relationships or similar rights, nor conversion rights, call options, pre-emption rights or option rights or similar purchase options of third parties exist, including rights regarding the issuance of new shares or regarding the granting of voting rights (jointly “Liens”). There are no agreements or obligations as to the granting of such rights to third parties, and no third party has asserted any such claims.

9.1.4

The Group Participations have the full voting rights according to the percentage of participation in the share capital or partnership capital of each Group Company, as the case may be; no preclusion of voting rights (Stimmrechtsausschlüsse), voting trust agreements (Stimmrechtsbindungen) or any other limitations of voting rights exist.

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9.1.5

None of the Group Companies is obligated to purchase or dispose of a company in whole or in part or of participations of any kind; no preliminary contract (Vorvertrag) or other declaration of intent exists in such regard.

9.1.6

None of the Group Companies is a party to a cash-pool agreement. No silent partnership agreement (stille Beteiligung), loan with profit participation (partiarisches Darlehen), usufructuary right (Nießbrauchrecht), sub-participation, participation right (Genussrechte) or similar legal relationship exists, which provides for or grants a participation in profit, turnover or the remaining assets after liquidation of one of the Group Companies.

9.1.7

Except as disclosed in Exhibit  9.1.7, none of the Group Companies is party to an agreement, in particular a loan agreement or other obligations with the Sellers, a company affiliated with the Sellers according to section 15 of the German Stock Corporation Act (Aktiengesetz, AktG), a person with close connections to the Sellers according to section 138 of the German Insolvency Act (Insolvenzordnung, InsO) or a company affiliated with a person with close connections to the Sellers (each an “Affiliate”, and the aforementioned individuals jointly the “Sellers’ Group”).

9.1.8

No insolvency proceeding has been filed for or commenced with regard to the assets of the Sellers, any of the Group Companies and no legal proceedings or other enforcement measures (Zwangsvollstreckungsmaßnahmen) have been filed for or initiated with regard to any property or other assets of the Sellers or any of the Group Companies. Neither the Sellers nor any of the Group Companies is over-indebted (überschuldet), illiquid (zahlungsunfähig), has ceased or suspended payments (Zahlungen eingestellt) or entered into debt settlement arrangements (Schuldenbereinigungsabkommen) or similar agreements with creditors. No circumstances exist under which the commencement of insolvency or similar proceedings or an insolvency or similar challenge to this Agreement (Insolvenz- oder sonstige Anfechtung) would be justified or probable.

9.1.9

Exhibit  9.1.9 contains copies of the articles of association and excerpts from the commercial registers of the Group Companies. Such articles of association are valid and in full force and effect. Except as disclosed in Preamble (D), Exhibit 9.1.9 reflects all facts and information that require registration to the competent commercial registers as well as any other relevant corporate information with respect to the aforementioned companies; no additional articles of association or other shareholders’ agreements exist.

9.1.10

None of the Group Companies has a supervisory board, advisory board, administrative board or any similar corporate body, except as provided for in the Partnership Agreement. None of the Group Companies is bound by any workers´ co-determination (Arbeitnehmermitbestimmung).

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9.1.11

Any mandatory notification requirements with regard to the Group Participations have been duly complied with within the proper time, in particular under section 16 of the German Limited Liability Company Law (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG) (including its version before the implementation of the German Act to Modernise the Law Governing Private Limited Companies and to Combat Abuses (Gesetz zur Modernisierung des GmbH-Rechts und zur Bekämpfung von Missbräuchen (MoMiG)).

9.2	Financial Statements

9.2.1

Exhibit  9.2.1 contains complete and accurate copies of (i) the financial statements of the Company and the Subsidiary, each including notes (Anhang) for the business years ending 31 December 2014, 31 December 2015 and 31 December 2016 (jointly the “Financial Statements”) and (ii) management accounts of the Company and the Subsidiary as per 28 February 2018 (the “Management Accounts”).

9.2.2

The Financial Statements and the Management Accounts are consistent with the accounting records (Buchhaltungsunterlagen) and the business documents (Geschäftspapiere) of the Company and the Subsidiary and have been prepared in accordance with any applicable laws and regulations and generally accepted accounting principles.

9.2.3

With regard to the preparation of the Financial Statements the valuation of balance sheet items (Bilanzansätze) has been determined using generally accepted accounting and valuation principles, and has been carried forward applying legally permitted accounting and valuation principles consistent with the last balance sheet dates, unless otherwise reported in the notes of the respective Financial Statement. The options with regard to the inclusion of items in the financial statements (Bilanzierungswahlrecht) as well as to the election of a valuation (Bewertungswahlrecht) have been exercised consistently with past practice, unless otherwise reported in the notes of the respective Financial Statement.

9.2.4

To the Sellers´ Best Knowledge the Financial Statements give in all materiel respects a true and fair view (ein den tatsächlichen Verhältnissen entsprechendes Bild vermitteln) of the assets and liabilities (Vermögenslage), the financial condition (Finanzlage) and the operational results (Ertragslage) of the Company and the Subsidiary for the respective periods and at the respective balance sheet date. To the Sellers´ Best Knowledge the Management Accounts have been prepared on the basis of the accounting records and business documents of the Company and the Subsidiary with the standard care of a prudent merchant (mit der Sorgfalt des ordentlichen Kaufmanns).

9.2.5

All accounting documents (Buchführungsunterlagen) of the Group Companies are up to date, available and have been prepared and maintained in accordance with the applicable laws and generally accepted accounting principles.

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9.3	Fixed Assets and Current Assets

9.3.1

The Group Companies are the legal and/or economic owners (rechtliche und/oder wirtschaftliche Eigentümer) of all fixed and current assets (Anlagevermögen und Umlaufvermögen) capitalised in the financial statements ending 31 December 2016 or acquired after the balance sheet date (the “Assets”), unless any such Asset has been disposed of after the Effective Date in the ordinary course of business of such Group Company, provided that the Parties acknowledge that the Assets of the Hydrogen Business are held by the JV Partnership as of the completion of the Carve-Out. Except as set forth in Exhibit 9.3.1, the Assets are not encumbered with any liens, pledges or other encumbrances or rights of repossession (Herausgabeansprüche) in favour of third parties except for rights of retention of title (Eigentumsvorbehalte), liens, statutory liens (gesetzliche Pfandrechte) or other security rights in favour of customers, suppliers, landlords, carriers and the like created in the ordinary course of business by the relevant Group Company in the balance sheet of which such Assets are to be shown.

9.3.2

Considering their age, use and book value all assets owned by the Group Companies (including all Assets pertaining to the Hydrogen Business) are in a serviceable and/or usable condition, have been treated carefully and properly and all required maintenance has been conducted. No investments or material capital expenditures have been deferred within the Group Companies. All movable assets (bewegliche Vermögensgegenstände) – including inventories (Vorräte) – which are necessary to conduct the respective business to the extent and in the manner as presently conducted are available to the respective Group Companies.

9.4	Liabilities

Exhibit  9.4 contains a complete and accurate list of all existing loans and financing agreements of the Group Companies as of the last Business Day before the Signing Date, detailing the outstanding principal, interest rate and repayment date.

9.5	IP Rights, Software, IT and Data Protection

9.5.1

For the purpose of this Agreement, “IP Rights” shall mean any and/or all registered or unregistered intellectual property rights, including but not limited to patents (Patente), utility models (Gebrauchsmuster), designs (Designs), trademarks (Marken) and commercial designations (geschäftliche Bezeichnungen), all including respective applications for intellectual property rights, licenses to intellectual property rights including any rights deriving from license agreements, database rights, rights to use, copy and exploit copyrights (urheberrechtliche Nutzungs-, Vervielfältigungs- und Verwertungsrechte) and related rights (verwandte Schutzrechte) as well as know-how, internet domain names, web pages, websites and related content, social media accounts with social media companies and the content found thereon and related thereto.

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9.5.2

To the Sellers’ Best Knowledge the Group Companies are the legal and lawful owners of all IP Rights necessary for the continued conduct of their businesses in compliance with the law to the extent and in the manner presently conducted (the “Necessary IP Rights”).

9.5.3	The Necessary IP Rights

(i)

are to the Sellers’ Best Knowledge all available to the relevant Group Companies without limitations, in particular no third party rights or similar claims exist with regard to a Necessary IP Right which might potentially adversely affect the business operations of the relevant Group Company to the extent and in the manner presently conducted;

(ii)

are to the Sellers’ Best Knowledge all legally valid and effective, in particular no Necessary IP Right has been challenged by a third party, and there is neither an indication that such challenge might arise, nor is there any other risk of the extinction or the invalidation of a Necessary IP Right except as listed in Exhibit 9.5.3 (ii) ;

(iii)	to the Sellers’ Best Knowledge are not being infringed by third parties, and to the Sellers’ Best Knowledge, there is no indication that there is a risk of such an infringement.

9.5.4

Exhibit  9.5.4 contains a complete and accurate list as of the date mentioned in the Exhibit of all IP Rights which are currently owned by any of the Group Companies or for which applications are pending (the “Owned IP Rights”) and which can be registered, specifying completely and accurately the date of the registration or application, the identification of the right as well as the jurisdictions under which the Owned IP Right is registered. With regard to the Owned IP Rights, all due fees have been paid and all actions necessary for their maintenance have been undertaken completely and in good time.

9.5.5

To the Sellers’ Best Knowledge the Owned IP Rights, their use or the business conducted by the Group Companies do not violate or infringe any IP Rights of third parties. No infringement, to the Sellers’ Best Knowledge, has been asserted by a third party.

9.5.6

The Group Companies have entered into valid agreements with all Employees, advisors and other third parties, who are or have been employed with one of the Group Companies in the area of research, software development or product development, marketing, layout or product design, or in similar areas (the “Developers”), under which all rights, which are essential for the operation of the Group Companies, pass to the relevant Group Company which the Developer may be entitled to with regard to an IP Right developed in connection with his/her activity for or in the course of the business of the relevant Group Company. No Developer is entitled to a right or claim of any kind against any of the Group Companies on the basis of the German Law on Employee Inventions (Gesetz über Arbeitnehmererfindungen, ArbnErfG) or on any other basis.

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9.5.7

The Group Companies lawfully use any software and own, except in the case of sole in-house developments, licenses which comply with the actual usage of such software in quality and quantity. In particular with regard to the development of orders (development of individual software by third parties), the proprietary usage and exploitation rights have been contractually transferred to the relevant Group Companies with full legal effect and to a sufficient extent.

9.5.8

With the exception of standard software, Exhibit  9.5.8 contains a complete and accurate list of all IP Rights licensed to any of the Group Companies by a third party. With regard to the IP Rights listed in Exhibit 9.5.8 (as well as regarding standard software) no termination rights of the licensor exist as a consequence of the conclusion or implementation of this Agreement.

9.5.9	Exhibit 9.5.9 contains a complete and accurate list of all Owned IP Rights any of the Group Companies licensed to a third party.

9.5.10

Except as disclosed in Exhibit  9.5.10, the Group Companies own, or have lawfully and in due form leased or rented, or have been licensed for at least twelve months from the Closing Date the complete hardware, communication systems, networks and other information technology, which is needed by the Group Companies to carry on their business operations to the extent and in the manner presently conducted (“IT”), or the Group Companies are entitled to use such IT to an unlimited extent based on other arrangements for at least twelve months from the Closing Date. The IT is in considering their age, use and book value in sound and serviceable condition allowing the Group Companies to conduct their business operations to the extent and in the manner presently conducted for a term of at least twelve months. To the Sellers’ Best Knowledge, the Group Companies have taken reasonable measures for external data backup (externe Datensicherung), which in the event of a breakdown or a disruption of the IT allows the uninterrupted and unrestricted continuation of the business operations of the Group Companies.

9.5.11	To the Sellers’ Best Knowledge the Group Companies have taken all appropriate actions necessary to protect all their operational and business secrets from unauthorised access by a third party.

9.5.12

To the Sellers’ Best Knowledge every Group Company collects, processes, saves and protects personal data of every kind, in particular that of employees and customers in accordance with data protection regulations. None of the Group Companies has processed or passed on any such data without the required consent granted in due form by the person concerned or without the existence of a statutory authorisation in connection with the operational Business of the Group Companies.

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9.5.13

To the extent required by law, each of Company and the Subsidiary have appointed an internal data protection supervisor (Datenschutzbeauftragte) or has reported its data processing to the competent supervising authority for data protection (datenschutzrechtliche Aufsichtsbehörde).

9.6	Business Premises and Operational Areas, Real Property

9.6.1

Exhibit  9.6.1 contains a complete and accurate list of the real property (including joint ownership (Miteigentum), partial ownership (Teileigentum) and separate property (Sondereigentum)) owned by one or more of the Group Companies, or in which one or several of the Group Companies have equivalent rights (grundstücksgleiche Rechte). Except for the encumbrances and third party rights listed in Exhibit 9.6.1, there are no encumbrances or third party rights on the real property owned and the rights equivalent to a real property right listed in Exhibit 9.6.1.

9.6.2

Exhibit 9.6.2 contains a list of all leases (Miet- und Pachtverträge) regarding business premises and operational areas of any of the Group Companies, including amendments, with complete and accurate information regarding the parties to the lease, the subject matter of the lease, the rent, the term of the agreement as well as the notice period; the leases are valid and in the correct form.

9.6.3

The Group Companies can conduct their business operations to the extent and in the manner presently conducted on the real estate listed in Exhibit 9.6.1 and the business premises and operational areas identified in Exhibit 9.6.2; no additional business premises and/or operational areas are necessary or required to conduct their business operations to the extent and in the manner presently conducted.

9.6.4

Except as listed in Exhibit  9.6.4 , the business operations of the Group Companies have not resulted – in the five years prior to Signing to present – in an impairment of health for which one of the Group Companies is liable or might be held liable. The fresh water supply as well as the disposal of sewage, gas and other emissions are carried out by service companies and is secured with regard to the real estate, buildings and other facilities and installations used by the Group Companies, and to the Sellers` Best Knowledge are conducted in accordance with the applicable laws, regulations and orders.

9.7	Insurance

9.7.1

Exhibit 9.7.1 contains a complete and accurate list of the insurances taken out by and/or for the account of one of the Group Companies, each with complete and accurate specifications with regard to the expiration date and the insurance premium.

9.7.2

The insurances listed in Exhibit 9.7.1 validly exist, are in full force and effect and have not been terminated. No Group Company has failed to pay its premiums, nor is any Group Company underinsured. To the Sellers’ Best Knowledge there are no circumstances that could cast a doubt on the existence of insurance coverage in accordance with the terms and conditions of the insurances.

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9.7.3

Subject to the terms and conditions of the insurance contracts, the insurance policies listed in Exhibit 9.7.1 will provide the Group Companies with coverage for all claims (Schadensfälle) occurring until the Signing Date. The Sellers hereby covenant and guarantee that they will not take any measures or actions that would result in a reduction of such insurance coverage for the period until and including the Closing Date and that they will not allow such insurance policies to expire before the Closing Date.

9.7.4

Irrespective of existing insurance coverage and except to the cases listed in Exhibit  9.7.4 or Exhibit 9.6.4 neither bodily injury (Personenschaden), nor financial or property damage exceeding the amount of EUR 20,000, for which a Group Company could be held liable other than in the ordinary course of business, has occurred since 1 January 2017.

9.8	Customer and Supplier Relationships

9.8.1

Exhibit  9.8.1 contains a complete and accurate list of the ten (10) main customers and suppliers, calculated by the invoiced amount, of each of the Company and the Subsidiary in the period of 2015, 2016 and 2017 (per 3 November). The Sellers are unaware of any factors that the conclusion or the implementation of this Agreement and/or the implementation of the Transaction will lead to a reduction of the volume of the business relationships with these customers and suppliers. The Purchaser is aware of Change of Control clauses contained in the service agreement with Franken Maxit GmbH & Co KG and the purchase agreement with FTE Automotive Systems GmbH, which allows the aforementioned customers to terminate the agreements based on the conclusion or implementation of this Agreement. Furthermore, the Purchaser is aware that the supply contract for the rotational speed sensor between the Subsidiary and FTE Automotive Systems GmbH will end in the first quarter of 2018.

9.8.2

Except for such contracts listed in Exhibit 9.8.2 none of the Group Companies is subject to restraint on competition which limits or excludes the right of any of the Group Companies to operate in a specific business sector or an industry or geographical region. None of the Group Companies has entered into any other anticompetitive arrangements with third parties or practices them.

9.9	Material Agreements

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9.9.1

Exhibit  9.9.1 contains at the date of Signing a complete and – with respect to the details regarding the parties, title of the agreement, date of conclusion and reference to the relevant section in the Data Room – correct list of agreements, which have not been performed yet (including unfulfilled accessory obligations (Nebenpflichten), conditional or future obligations), which fall into at least one of the following categories (jointly the “Material Agreements”), and which have been entered into by any of the Group Companies in written, oral or in any other form (the Parties agree that relevant agreements are mentioned only once):

(i)	Agreements regarding real property transactions of any kind, including the acquisition, encumbrance, or the sale of real property or rights equivalent to a real property right;

(ii)

Agreements regarding the sale or transfer by way of security, assignment, pledge or other encumbrance of assets – independent of whether or not such assets can be included on the balance sheet – to the extent such assets individually or jointly have a value in a balance sheet of at least EUR 10,000; agreements of the same kind or agreements aiming towards the same goal are considered to be one single agreement;

(iii)

Agreements regarding investments in fixed assets subject to such investments individually of more than EUR 20,000 and jointly having total investment volume of EUR 50,000 or more; agreements of the same kind or agreements aiming towards the same goal are considered to be one single agreement;

(iv)

Agreements regarding the acquisition, the formation, the sale or the encumbrance of participations – including silent participations – (including the acquisition by a company of its own shares as well as the redemption (Einziehung) of shares of any of the Group Companies), enterprises, businesses or parts thereof, in full or in essential parts;

(v)	Agreements regarding the opening of new divisions (Geschäftszweige) or branch offices (Zweigniederlassungen), the abandoning of divisions and the closing of permanent establishments (Betriebsstätten);

(vi)

Usufructuary agreements, leases (Pacht-, Miet- und operating Leasingverträge), which - with the exception of leasing contracts for company cars - impose annual (per calendar or contract year) payments of a minimum of EUR 20,000 on one party;

(vii)

Agreements regarding loans (Darlehensverträge), credits (Krediteröffnungsverträge), factoring, finance leasing (Finanzierungsleasingverträge) or other financing agreements, except for customary deferrals (Stundungen), loans to employees and short term loans with an aggregate volume of up to EUR 15,000 which have been granted in the ordinary course of business;

(viii)

Agreements regarding guarantees (Garantien), sureties (Bürgschaften), assumptions of debts (Schuldübernahme, Schuldbeitritt), indemnifications (Freistellungserklärungen), letters of comfort (Patronatserklärung) and other provisions of security of any kind issued by any of the Group Companies or by a third party in order to secure an obligation of any of the Group Companies with the exception of bank guarantees relating to customer prepayments;

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(ix)	Agreements regarding derivatives according to section 2 para. 2 of the German Securities Trading Act (Wertpapierhandelsgesetz, WpHG) as well as warrants (Optionsscheine);

(x)	Distributor (Vertragshändler) and commercial agent (Handelsvertreter) agreements or similar agreements;

(xi)	Agreements providing for compensation based on profit or turnover;

(xii)	Joint Venture, consortium, cooperation and similar agreements;

(xiii)	Agreements or obligations which have been entered into or incurred outside the ordinary course of business;

(xiv)	Agreements between Group Companies as well as agreements between any of the Group Companies of the one part and the Sellers and/or a member of the Sellers’ Group of the other part;

(xv)	Consultancy agreements, which impose or may impose – based on current knowledge – a payment of EUR 10,000 or more per placed order or per calendar year 2018 on any of the Group Companies;

(xvi)

Other agreements or obligations other than with customers or suppliers, which (a) provide for the payment of EUR 50,000 or more annually by any of the Group Companies, (b) provide for the payment of EUR 20,000 or more and cannot be terminated by either party with notice before the 31 December 2018, or will expire on 31 December 2018 at the earliest or exceed a term of 12 months or (c) may not be terminated with notice at all.

Exhibit 9.9.1 also contains a complete and – with respect to all details included therein – correct list of offers aiming toward the conclusion of a Material Agreement.

9.9.2

All Material Agreements have been entered into at arm’s length terms and establish valid, legally binding and enforceable rights of the Group Company involved. Except as disclosed in Exhibit  9.9.2, no Material Agreement has been terminated with or without notice or amended since 31 December 2016. Neither the Sellers nor any of the Group Companies have received any information indicating that within the next two (2) years a Material Agreement will be terminated, ended or substantially amended, unless the Material Agreement expires earlier anyway.

9.9.3

To the Sellers’ Best Knowledge none of the Group Companies and none of their counterparties are currently in breach of any obligation under any of the Material Agreements or have been in breach of any obligation within the last three (3) years; in particular, without limitation, no Group Company and none of their counterparties are in delay (Verzug) with any material obligation of a Material Agreement.

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9.9.4

Except as listed in Exhibit  9.9.4 , no Material Agreement contains a provision which entitles the counterparty to prematurely terminate or amend such Material Agreement due to the conclusion or the implementation of this Agreement or due to another change of control in any of the Group Companies. To the Sellers’ Best Knowledge, no termination or cessation of a Material Agreement by the counterparty threatens based on the conclusion or implementation of this Agreement.

9.10	Employment Relationships

9.10.1

Exhibit  9.10.1(1) contains at the date of Signing a complete and – with respect to all details included therein – correct list of all members of corporate bodies (Organmitglieder) as well as employees (including trainees and part time employees) of the Group Companies, each specified by complete and – with respect to all details included therein – correct descriptions of position/occupation, date of birth, date of entry, gross annual remuneration for the fiscal year 2017 (including all bonuses and similar incentives), weekly hours of work. Except as listed in Exhibit  9.10.1(2) , none of the Group Companies employs freelancers. Members of corporate bodies as well as employees and freelancers of any of the Group Companies will hereinafter be jointly referred to as the “Employees”.

9.10.2	Exhibit 9.10.2 contains at the date of Signing the standard employment agreements for employees of the Group Companies.

9.10.3

Exhibit  9.10.3(i) contains a list of the service agreements of all managing directors of the Company and the Subsidiary currently in force, in each case indicating contract date and current gross monthly salary. For identification purposes (zu Identifizierungszwecken), copies of the relevant agreements including all supplements, addenda and/or shareholders’ resolutions covering the current managing directors` salaries are attached hereto as Exhibit 9.10.3(ii). The Parties acknowledge for the purpose of this Section 9.10.3 that the salary of RB is paid by the Subsidiary. No managing directors of the Group Companies fulfil the negative appointment conditions listed in section 6 para. 2 sentence 2 of the German Limited Liability Company Law (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG). No dormant service or employment agreement exists within the Group Companies.

9.10.4

Other than the loans to (i) Mxxxxxxxxxxxxxr dated 2 February 2009 as amended on 5 July 2016 for originally EUR 24,000 and (ii) Mxxxxxxxxxxxxxx dated 31 July 2012 as amended on 21 July 2014 and on 23 February 2017 for originally EUR 9,200 , there are no loans granted or promised to Employees.

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9.10.5

Beyond the current monthly accounting period (monatliche Abrechnungsperiode), no former or current Employee is entitled to remuneration or other entitlements (excluding entitlement to compensation for accrued and unused vacation (Urlaubsabgeltung) or overtime compensation (Freizeitausgleich)) against any of the Group Companies, such entitlements exceeding the aggregate amount of EUR 50,000. No former or current Employee has a compensation claim under a (current or future) post contractual non-competition clause.

9.10.6

No current or former Employee receives remuneration based on profit or success, such as commission (Provision), bonuses, royalties or other participations in the earnings of any of the Group Companies, independent from the manner of its calculation.

9.10.7

No current or former Employee is entitled to an amount of the company pensions (Betriebsrente, Versorgungsleistungen) as well as other benefits (both forfeitable and non-forfeitable). In addition, none of the Group Companies grants other social benefits under a collective agreement. No rearrangement of the company pension schemes has been conducted in the last five (5) years.

9.10.8

No managing director or member of the senior management (leitender Angestellter) identified in Exhibit  9.10.8 of any of the Group Companies (the aforementioned jointly the “Key Employees”) has terminated his/her employment, and to the Sellers’ Best Knowledge there is no indication that a Key Employee intends to terminate or otherwise cease his/her employment.

9.10.9

Within the last five years, none of the Group Companies has taken over a business or a part of a business from third parties, which might result in a transfer of (a part of a) business according to section 613 a of the German Civil Code (for the avoidance of doubt, other than in the course of the Carve-Out). Neither has any of the Group Companies otherwise undertaken to offer third parties employment or a service agreement, or is otherwise obliged to take over such employment or service agreement other than by transfer of (a part of a) business.

9.10.10

There are no shop agreements, collective bargaining agreements, company collective bargaining agreements and work council agreements (Regelungsabsprachen) effective at any of the Group Companies (directly or due to after-effect (Nachwirkung)).

9.10.11	No works council exists with regard to the business of any of the Group Companies. To the Sellers’ Best Knowledge within none of the Group Companies there is an intention of employees or a trade union to arrange for elections of workers’ representation (Arbeitnehmervertretung).

9.10.12

No in-house labour practices (betriebliche Übung) or general promises (Gesamtzusagen) exist within any of the Group Companies, which might entitle Employees to claims of any kind, or which might incur an obligation on any of the Group Companies to render services of any kind exceeding the annual aggregate amount of EUR 20,000.

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9.10.13

To the extent any of the Group Companies has employed temporary employees (Leiharbeitnehmer) within the last three years until and including the date hereof, the service providers providing such temporary employees were selected by the Sellers with the care of a prudent business man (Sorgfalt eines ordentlichen Geschäftsmanns) and neither the Sellers nor any of the Group Companies have received any written information indicating that such temporary employees received a salary below the standards of equal pay (if applicable) and minimum wage, that social security contributions in relation to such temporary employees were not fully paid or that the employment of such temporary employees was not in line with applicable collective bargaining agreements. To the Sellers’ Best Knowledge, the Group Companies have only employed temporary employees within the last three years until and including the date hereof from providers who held or hold (as the case may be) for the relevant period a valid permit for the supply of temporary workers according to the German Act on Temporary Employment (Arbeitnehmerüberlassungsgesetz).

9.11	Permits

9.11.1

The Group Companies have obtained and are operating in compliance with all necessary public law licenses, consents, concessions and permits of any kind required for the conduct of their business operations and the construction and operation of their buildings, facilities, and installations (jointly the “Permits”), including Permits which any governmental authority considers necessary according to any notification received by any of the Group Companies up to the Signing Date. The buildings, installations, facilities and business operations of the Group Companies have been established and are conducted in compliance with the Permits necessary to conduct the business operations of the Group Companies to the extent and in the manner presently conducted.

9.11.2	All Permits necessary to conduct the business operations of the Group Companies to the extent and in the manner presently conducted are in full force and effect, and none of the Permits has been entirely or partly terminated, withdrawn, restricted or revoked. To the Sellers’ Best Knowledge no information or circumstances exist which might justify the withdrawal, restriction or revocation of a Permit or the imposition of a condition (belastende Auflage) by a governmental authority, including as a consequence of the conclusion or implementation of this Agreement. No Permit will expire within a term of 12 (twelve) months after the Closing Date.

9.12	Legal Proceedings/Product Liability

9.12.1

Except for the legal dispute between the Subsidiary and Nestinox B.V. (Az. (63) 1 O 278/16) there are no judicial, arbitrational or legal proceedings (including any administrative proceedings or enquiries or out of court disputes) (the “Legal Proceedings”) which have not been finally been brought to an end or which to the Sellers’ Best Knowledge are threatened or intended, and in which any of the Group Companies is involved, or which might result in any kind of obligation or liability of any of the Group Companies (including pecuniary penalties and administrative fines).

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9.12.2	To the Sellers’ Best Knowledge no criminal proceedings (Strafverfahren) or proceedings for the imposition of administrative fines (Bußgeldverfahren) (including preliminary proceedings (Ermittlungsverfahren)) is pending against a Key Employee or have been brought to an end since 1 January 2014. Excepted from this Section 9.12.2 are traffic offences (Verkehrsordnungswidrigkeiten) which have resulted or are likely to result in an administrative fine not exceeding EUR 500 and/or in a driving ban (Fahrverbot) for a period of less than three (3) months.

9.12.3

Except as disclosed in Section 9.12.1 no judicial, arbitrational, administrative or other enforceable decisions or arrangements that brings a current proceeding to an end (verfahrenserledigende Vereinbarungen) exist, which oblige any of the Group Companies to perform any action, or restrict any of the Group Companies from performing any action.

9.12.4

Prior to the Effective Date, none of the Group Companies designed, manufactured, distributed or otherwise delivered any products for the use of third parties or provided any services, which have given or could give rise to liability or other obligations on the basis of product liability, warranty, or any other legal ground, and no such liabilities or obligations have been alleged with regard to periods before the Effective Date. To the Sellers’ Best Knowledge, with regard to the period after the Effective Date and until the Signing Date, no such claims have been alleged in writing against any of the Group Companies. The Parties agree that the Sellers shall not be liable under this Section 9.12.4 if and to the extent a respective provision was made with regard to a product warranty (Gewährleistungsrückstellung) in the respective Financial Statements.

9.12.5	Up to the Signing Date none of the Group Companies has recalled a product (Produktrückruf) since 01 January 2014 or is considering the conduct of such a measure.

9.13	Compliance with Regulations

To the Sellers’ Best Knowledge each of the Group Companies has complied with applicable laws, decrees and administrative acts (jointly the “Regulations”) and has not infringed any third party rights. To the Sellers’ Best Knowledge no Group Company has been involved in any incident that could be regarded as offering or granting a bribe (Bestechung), taking a bribe (Bestechlichkeit), offering or granting an undue advantage (Vorteilsgewährung), taking an undue advantage (Vorteilsannahme) or committing a similar offense under foreign laws.

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9.14	Public Grants

Exhibit 9.14 contains a complete and – with respect to all details included therein – correct list of all governmental subsidies (state aids as well as EU subsidies) exceeding the amount of EUR 20,000 per individual case, in particular according to Art. 107 of the Treaty on the Functioning of the European Union (Vertrag über die Arbeitsweise der Europäischen Union, AEUV) (jointly the “Public Grants”), which have been granted to any of the Group Companies since 1 January 2012. To the extent marked as such, Exhibit 9.4 contains a complete and correct list of all subsidised loans to any of the Group Companies. A Public Grant shall be deemed to have been granted in accordance with the first sentence of this Section 9.14 at the time when the (first) official notification of approval (Erst-Bewilligungsbescheid) has been issued or, if no such official notification of approval has been issued, at the time when the relevant Public Grant has actually been paid or otherwise rendered. The Parties are aware that the conditions for Public Grants may deteriorate as a result of the conclusion or the implementation of this Agreement or the Carve-Out of the Hydrogen Business mentioned in Section 14.

9.15	Conduct of Business since the Effective Date

9.15.1

From the Effective Date until Signing Date, the business operations of the Group Companies have been conducted in the ordinary course of business, with the standard of care of a prudent business man (Sorgfalt eines ordentlichen Geschäftsmanns) and consistent with past practice, in particular with regard to the scope of stock keeping and supply inventory (Vorrats-Lagerhaltung), money transfers, the ratio of debt to net equity (except as disclosed in Exhibit  9.15.1 ), the receivables, the obligations, the investments and the valuation methods; in particular, except as disclosed in Exhibit 9.15.1, none of the following measures have been taken at any of the Group Companies:

(i)	making any changes to the articles of association of any of the Group Companies or passing any other shareholder resolutions;

(ii)

increasing or decreasing the registered share capital including the generation and/or exploitation of authorised capital or granting or disposing of subscription rights, option rights and other rights relating to the acquisition of shares;

(iii)	paying dividends, transferring profits (other than under a profit and loss transfer agreement), advance payments on account of profits or passing a resolution about the aforementioned measures;

(iv)

performing measures under the Reorganisation of Companies Act (Umwandlungsgesetz, UmwG) or entering into inter-company agreements within the meaning of sections 291 et seq. of the German Stock Corporation Act) (Unternehmensverträge);

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(v)

acquiring, forming, selling or encumbering of participations – including silent partnerships – (including the acquisition by the Company of its own company shares as well as the withdrawal (Einziehung) of shares of any of the Group Companies), enterprises, businesses or parts of businesses, in full or in essential parts and entering into obligations directed towards the same;

(vi)	opening of new divisions (Geschäftszweige), branches of business or regional offices (Zweigniederlassung), abandoning of divisions and/or closing of permanent establishments;

(vii)	concluding, terminating or amending a Material Agreement except in the ordinary course of business and consistent with past practice;

(viii)

incurring a liability or other engagement exceeding the amount of EU 25,000 in each individual case or in a series of related incidents, except for liabilities from trade payables in the ordinary course of business and consistent with past practice;

(ix)

entering into real property transactions of any kind, including the acquisition, encumbering, or the sale of real property or rights equivalent to a real property right except in the ordinary course of business and consistent with past practice;

(x)	disposing of any fixed assets with a book value exceeding EUR 100 in the aggregate other than in the ordinary course of business;

(xi)

assigning and transferring for security purposes, pledging, encumbering or otherwise burdening tangible and intangible assets – whether to be shown in the balance sheet (bilanzierungsfähig) or not – in each case except in the ordinary course of business and consistent with prior practice;

(xii)	making investments in the fixed assets of more than EUR 5,000 in each individual case or in a series of related incidents, except in the ordinary course of business and consistent with prior practice;

(xiii)	entering into usufructuary agreements or leases (Pacht-, Miet- und Leasingverträge) other than in the ordinary course of business and consistent with past practice;

(xiv)	taking up loans, entering into credit agreements, factoring, finance leasing or into other financing agreements;

(xv)

issuing of or entering into guarantees, sureties, assumptions of debt (Schuldübernahmen), accession to debt (Schuldbeitritt), indemnifications or letters of comfort (Patronatserklärungen) or any other liability for debts of third parties or providing other security of any kind by any of the Group Companies, except in the ordinary course of business and consistent with past practice;

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(xvi)	repaying loans to the shareholders or companies affiliated with them, except in the ordinary course of business and consistent with past practice;

(xvii)

materially changing the research and development, production, purchasing, distribution, marketing or personnel policy, except in line with the applicable business plan disclosed to the Purchaser and except as disclosed in Exhibit 9.15.1;

(xviii)

making any changes in the fixed and/or variable remuneration, other extra compensation except in the ordinary course of business, or making changes in pensions or severance pay as well as making a commitment relating to the aforementioned issues;

(xix)	employing or dismissing Employees with a gross annual income of EUR 50,000 or more in the individual case;

(xx)	negotiating, entering into or acknowledging collective bargaining agreements;

(xxi)	except as disclosed in Section 9.12.1 actively initiating a legal proceeding or concluding legal proceedings with an amount in dispute of EUR 25,000 or more in each individual case;

(xxii)	Acquiring, disposing, licensing (inbound or outbound) any IP Rights from/to third parties other than in the ordinary course of business and consistent with past practise;

(xxiii)	making any change in any method of accounting or auditing practice, ex-cept as required by applicable laws.

9.15.2	No Material Adverse Change has occurred since the Effective Date.

9.16	Information, Disclosure and Documentation

All agreements, documents and information provided to the Purchaser or its advisors which were available in the Data Room in connection with the transaction contemplated by this Agreement correctly reflect as of the date the respective documents, agreements and information were provided the legal and factual circumstances of the Group Companies stated therein.

9.17	Commissions, Introduction Fees, etc.

None of the Group Companies is obliged to pay any commissions, introductory fees, consultation fees, bonuses, extra pay, severance or any other payment in connection with the conclusion or the implementation of this Agreement or has already made such payments. In addition, such payments of the Group Companies have neither been granted nor promised to a Key Employee by a member of the Sellers’ Group or a third party.

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9.18	Conclusion of the Agreement

9.18.1

Except as shown in Exhibit  9.18.1 , none of the Sellers nor any of the Group Companies is obliged to report the conclusion or implementation of this Agreement to a third party or to obtain approval from a third party.

9.18.2

None of the Sellers violate any applicable Regulations, rights of third parties or obligations of any kind by concluding or by the implementation of this Agreement. The conclusion and implementation of this Agreement (including the Carve-Out) do not result in the withdrawal, termination, amendment of, or otherwise interfere with or endanger, any rights or legal relationships of any of the Group Companies, nor constitute any rights of cancellation or reclaim or other rights of any counter party of any of the Group Companies or third parties. The Parties are aware that the conditions for Public Grants may deteriorate as a result of the conclusion or the implementation of this Agreement or the Carve-Out of the Hydrogen Business mentioned in Section 14.

9.18.3

There is no action, law suit, investigation or proceeding pending or, to the Sellers’ Best Knowledge, threatened against the Sellers or any of the Group Companies before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the transaction contemplated herein. To the Sellers' Best Knowledge, there are no circumstances which would justify the institution of such action, law suit, investigation or proceeding or make it seem likely.

Section 10
Sellers’ Best Knowledge

10.1

For the purpose of this Agreement, the “Sellers’ Best Knowledge” shall encompass only the actual knowledge (tatsächliche Kenntnis) or grossly negligent ignorance (grob fahrlässige Unkenntnis) of any of the Sellers and/or Mr Bas Groenen.

10.2	The Parties are in agreement that the knowledge of any of the persons mentioned in Section 10.1 or Employee shall not be attributed to the Purchaser.

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Section 11
Remedies

11.1	If and to the extent any of the Sellers’ Guarantees is breached (“Breach of a Sellers’ Guarantee”), the Sellers shall

(i)	within the period of three months restore the position that would have existed if the Breach of a Sellers’ Guarantee had not occurred (restitution in kind - Naturalrestitution), or

(ii)

insofar as natural restitution is not possible or is not adequate, the Sellers shall pay, either to the Purchaser or, at the request of the Purchaser, to the relevant Group Company, the amount which is necessary to create the position that would have existed if the relevant Sellers’ Guarantee had been correct, or

(iii)

if the Sellers do not provide the requested natural restitution within three months of being informed of the violation of the Sellers` Guarantee, the Sellers shall pay monetary damages (Schadensersatz in Geld), the monetary damages being at least equal to the amount which the relevant Group Company could have claimed against the Sellers if the Sellers’ Guarantee had been given for the benefit of such Group Company. The compensation for damages shall also cover consequential damages (Folgeschäden), however only to the extent such consequential damages are in line with the purpose of the relevant warranty statement, and will not cover the Purchaser`s internal administrative or overhead costs and loss of profits (entgangener Gewinn) and the Purchaser may not claim that the Purchase Price was calculated based on incorrect assumptions.

If the Purchaser requests payment under Section 11.1 (ii) or (iii) to itself or the Company in case of a Breach of a Sellers’ Guarantee in relation to the JV Partnership, such claim shall be limited to 50% (reflecting the pro rata capital participation of the Company in the JV Partnership).

11.2

If, after the Closing Date, a third party asserts a right or claim against the Purchaser and/or any of the Group Companies, or if a governmental authority (öffentlich-rechtliche Körperschaft) threatens or takes measures which could result in liability of the Sellers due to a Breach of a Sellers’ Guarantee (each a “Third Party Claim”), the following shall apply:

11.2.1

The Purchaser shall, without undue delay after becoming aware of the matter, provide the Sellers with written notice of such alleged Third Party Claim, describing the potential claim in reasonable detail and shall make available to the Sellers a copy of the documents received from the third party in relation to such Third Party Claim. The foregoing sentence shall apply mutatis mutandis in favour of the Purchaser in case any of the Sellers becomes aware of a Third Party Claim. The Purchaser shall give the Sellers the opportunity to cure the breach within the period of time indicated in Section 11.1 (i).

11.2.2

The Purchaser or the relevant Group Company may defend themselves against the Third Party Claim at their own discretion. The Purchaser shall conduct such proceedings with the care of a prudent businessman with reasonable regard to the concerns of the Sellers and cooperate with the Sellers in good faith (nach Treu und Glauben). The Purchaser will inform the Sellers continuously about the progress of the proceedings. Upon the Purchaser’s demand, the Sellers shall assist the Purchaser in its defence of such Third Party Claims. If the Sellers directly act against the third party according to the previous sentence, they shall coordinate their actions with the Purchaser. In no event shall the Purchaser or any of the Group Companies be entitled to acknowledge or settle a claim or permit any such acknowledgement or settlement without the Sellers´ prior written consent which is not to be unreasonably withheld, to the extent that such claims may result in the Sellers` liability under this Agreement.

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11.2.3

The failure of the Purchaser to fully comply with its obligations under this Section 11.2 shall not release the Sellers from their respective obligations under Section 9 and Section 11 unless and to the extent the damage would not have occurred if the Purchaser had fully complied with his obligations under this Section 11.2.

11.3

Prior to the Signing Date, the Purchaser had the opportunity of researching the Group Companies and their business activities from a commercial, financial, legal and environmental perspective on the basis of the documentation provided by the Sellers in a virtual data room available up until 9 March 2018, 5:45am CET, (the “Data Room”). The Parties agree that the content of the Data Room shall be saved on a DVD. Such DVD has been handed over to the acting notary public and shall be stored with the acting notary public for a period of two (2) years. During the storage period, each Party shall be entitled to inspect the contents of the DVD in the offices of the acting notary and to ask the acting notary for copies of the DVD or of individual documents saved on the DVD (in each case to the extent technically possible). After the storage period, the Purchaser shall be entitled to request the return of the DVD from the acting notary. If the acting notary has not received any such request within three (3) months after the end of the aforementioned period, he shall be entitled to destroy the DVD.

11.4

The Sellers shall not be liable under this Agreement in respect of a claim for a Breach of a Sellers’ Guarantee if and to the extent the relevant facts and circumstances underlying such claim (i) were disclosed in the Data Room in such a manner that on a review of the document, an industry experienced buyer would be aware of the specific fact, matter or information and be in a position to make a reasonable informed assessment without the benefit of supporting documentation (“Fairly Disclosed”), or that (ii) are referred to in this Agreement or its Exhibits (including, for the avoidance of doubt, the Hive-Down Agreement) (together, the “Disclosed Information”). The provisions of, and the legal principles set forth in, section 442 of the German Civil Code and section 377 of the German Commercial Code shall not apply.

11.5

The Purchaser explicitly acknowledges to purchase and acquire the Shares and the business associated therewith based upon its own inspection and assessment of all the facts and circumstances Fairly Disclosed in the Disclosed Information, and to undertake the purchase based upon its own decision, inspection and assessment without reliance upon any express or implied representations, warranties or guarantees of any nature made by the Sellers, except for the guarantees expressly provided by the Sellers under this Agreement. Without limiting the generality of the foregoing, the Purchaser acknowledges that the Sellers give no representation, warranty or guarantee with respect to any projections, estimates or budgets delivered or made available to the Purchaser regarding future revenues, earnings, cash flow, the future financial condition or the future business operations of the Group Companies.

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11.6

The liability of the Sellers due to a Breach of a Sellers’ Guarantee shall not exceed EUR 1,000,000 (in words: one million Euros) (the “Overall Liability Cap”). The Sellers are furthermore not liable for claims for a Breach of a Sellers’ Guarantee if the total amount of all claims for Breaches of a Sellers’ Guarantee does not exceed EUR 250,000 (in words: two hundred and fifty thousand Euros) (the “Deductible”) (Freibetrag). If the total amount of all claims for Breaches of a Sellers’ Guarantee exceeds the Deductible, the Sellers are only liable as far as the Deductible is exceeded. For the avoidance of doubt, the Deductible shall not apply to claims arising from Sellers’ Guarantees that the Sellers have deliberately submitted inaccurately. In this event, the warranty claims shall always be compensated to the full amount. The Overall Liability Cap as well as the Deductible shall also apply to and take into account claims under Sellers’ Indemnities according to Section 12 and claims for a breach of any of the Tax and Social Insurance Guarantees according to Section 13 (for the avoidance of doubt, the Overall Liability Cap and the Deductible shall not apply to claims in relation to Leakage and claims under Section 14).

11.7	To the extent permitted by law, rights and remedies based on statutory warranty rights (gesetzliche Gewährleistungsrechte) to withdrawal from the agreement (Rücktritt), reduction of purchase price (Minderung), repair (Nachbesserung) or damages, based on culpa in contrahendo (Verschulden bei Vertragsschluss), to reversal of the Agreement due to frustration of the contract (Störung der Ges-chäftsgrundlage) as well as the contesting of the Agreement due to the absence of an essential characteristic (Anfechtung wegen des Fehlens einer verkehrswes-entlichen Eigenschaft) are expressly excluded and waived, except for rights and remedies according to sections 123, 444 and 826 of the German Civil Code as well as any rights and remedies based on wilful misconduct.

11.8

Claims for a Breach of a Sellers’ Guarantee shall, in deviation from the statutory provisions, be time-barred twelve (12) months after the Closing Date, provided that claims in relation to a Third Party Claim shall not become time-barred before the expiration of the statute of limitations period applicable to the underlying Third Party Claim. Section 203 German Civil Code shall apply.

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11.9

The limitations of liability according to Section 11 shall not apply to rights and remedies based on a Breach of a Sellers’ Guarantee due to wilful misconduct (vorsätzliche Handlung) or based on fraudulent misrepresentation (arglistische Täuschung) of the Sellers.

11.10

Payments made by the Sellers according to this Section 11 shall be treated in relation between the Sellers and the Purchaser as a reduction of the Purchase Price. Payments made by the Sellers to one of the Group Companies at the election of the Purchaser shall be treated as capital contribution (Einlage) of the Purchaser to the recipient.

11.11	To the extent the Purchaser has a claim under this Agreement against the Sellers, the Purchaser shall be entitled to retain the relevant amount from the Holdback Amount first.

Section 12
Sellers’ and Purchaser`s Indemnities

12.1

The Sellers shall indemnify and hold harmless the Purchaser or, at the Purchaser’s written election, the relevant Group Company (or any successor), from and against any and all losses, costs, liabilities, disadvantages, penalties, use restrictions, third party claims, expenses and damages of the Purchaser and/or the Group Companies incurred or arising from or in connection with:

12.1.1

a qualification of the activities of Mr Rainer Koehn under the agreement with the Company dated 28 June 2007 (as amended by the addendum dated 28/30 November 2012) as an employment relationship (abhängige Beschäftigung) between Mr Rainer Koehn and the Company;

12.1.2	claims alleged by IBC Solar AG in connection with the corrosion parts for the attachments of solar modules; and/or

12.1.3	claims alleged by Nestinox B.V. against the Subsidiary in a court proceeding before the Regional Court of Meiningen.

12.2	Section 11.8 and 11.9 shall apply accordingly to claims under Section 12.1.

12.3

The Sellers have signed public-law cumulative assumptions of debts (öffentlich-rechtliche Schuldbeitritte) in favour of the land Thuringia (Freistaat Thüringen) on 18 October 2017 which are attached hereto, for identification purposes (zu Identifizierungszwecken), as Exhibit 12.3 with regard to potential recovery claims in relation to a funding grant dated 12 October 2017 for a total amount of EUR 440,286.00 (the “Cumulative Assumptions of Debts”). The Parties shall use reasonable efforts to have the Sellers unconditionally released from all obligations under the Cumulative Assumptions of Debts within five (5) months after the Closing Date. Until such release has been obtained, the Purchaser shall indemnify and hold harmless the Sellers from and against any personal costs, liabilities, disadvantages and/or penalties arising to the Sellers from or in connection with the Cumulative Assumptions of Debts. For the avoidance of doubt, the foregoing sentence shall also apply in case the release cannot be obtained within five (5) months after the Closing Date.

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Section 13
Taxes and Social Insurance

13.1

For the purpose of this Agreement, “Taxes” shall mean (i) any tax within the meaning of section 3 para. 1 of the German Tax Code (Abgabenordnung, AO) or any corresponding foreign legal regulations including pecuniary penalties and administrative fines, (ii) the tax deducted at source (Quellensteuern) and the withholding taxes (Abzugssteuern) which any of the Group Companies has to withhold and pay from payments to third parties, without itself being a person liable to pay tax, (iii) taxes for which any of the Group Companies may be liable to according to section 191 of the German Tax Code, without being required to withhold or pay itself, (iv) fees, monetary contributions including social security and social insurance contributions, customs duties (Zölle), and all other public taxes and duties, which have been imposed by a domestic federal authority, state authority or local authority or another domestic or foreign public authority (the “Tax Authority”), and/or which are owed according to Regulations, as well as (v) interest, costs and surcharges or any other additional costs, either fiscal (within the meaning of section 3 para. 4 of the German Tax Code), or based on social security law.

13.2

For the purpose of this Agreement, “Tax Returns” (Steuererklärungen) shall mean all declarations, notifications, applications, advance notifications (Voranmeldungen) and further documents and data, which have to be filed with or handed to a Tax Authority in connection with Taxes.

13.3

The Sellers hereby guarantee to the Purchaser in each case by way of an independent guarantee and a separate guarantee in each case in relation to the statements contained in Section 13.3.1 to Section 13.3.10 in accordance with section 311 para. 1 of the German Civil Code that the statements contained in Section 13.3.1 to Section 13.3.10 (the “Tax Guarantees” and each a “Tax Guarantee”) are true and correct. The Tax Guarantees shall not be qualified and construed as quality guarantees concerning the object of the purchase (Beschaffenheitsgarantien) within the meaning of sections 443, 444 of the German Civil Code nor an agreement as to quality (Beschaffenheitsvereinbarung) within the meaning of section 434 para. 1 German Civil Code.

13.3.1

The Group Companies have duly (ordnungsgemäß) and timely (rechtzeitig) filed (taking into account any filing extensions granted by a Tax Authority) with the competent Tax Authority all Tax Returns that are required to be filed in the period up to and including the Signing Date and will duly (ordnungsgemäß) and timely (rechtzeitig) file (taking into account any filing extensions granted by a Tax Authority) with the competent Tax Authority all Tax Returns that are required to be filed in the period up to and including the Closing Date.

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13.3.2	The Group Companies have timely paid all Taxes that are due for payment in the period up to and including the Signing Date and will timely pay all Taxes up to and including the Closing Date.

13.3.3	In the period up to and including the Closing Date, none of the Group Companies has made any hidden profit distribution.

13.3.4

As of the Effective Date no Group Participations are subject to a blocking period, e.g., tainted shares (einbringungsgeborene Anteile) pursuant to section 21 of the German Reorganisation Tax Act old version (Umwandlungssteuergesetz alte Fassung, UmwStG).

13.3.5

The profit and loss transfer agreement entered into by and between the Company and the Subsidiary on 21 November 2013 is legally effective (zivilrechtlich wirksam) and has been actually performed at any point in time during the period up to and including the Signing Date and will be performed up to and including the Closing Date as required for tax purposes pursuant to section 14 para. 1 sentence 1 no. 3 sentence 1 of the German Corporate Income Tax Act (Körperschaftsteuergesetz).

13.3.6	No Tax Authority has issued an advance ruling (verbindliche Auskunft) that might concern any of the Group Companies. No advance ruling relating to any of the Group Companies has been applied for.

13.3.7	Except as listed in Exhibit 13.3.7, no appeals or legal actions (Einspruchs- oder Klageverfahren) are pending (anhängig) with respect to Taxes of any of the Group Companies.

13.3.8

The technical standards implemented for the electronic data access of the Tax Authority comply with section 147 of the German Tax Code. The fiscally relevant data for the Relevant Periods has been filed separately from the data that is not fiscally relevant.

13.3.9	Up to the assessment period 2012, all Taxes of the Group Companies have been finally and conclusively assessed.

13.3.10

None of the Group Companies maintains or has maintained at any point in time in the period up to and including the Closing Date any permanent establishment or permanent representative pursuant to the laws of the relevant jurisdiction in any other jurisdiction than the Federal Republic of Germany.

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If any of the Tax Guarantee is breached, the Sellers shall, per the election of the Purchaser pay, either to the Purchaser or, at the written election of the Purchaser, to the relevant Group Company (or any successor), the amount which is necessary to bring the Purchaser and the relevant Group Company into the position they would have been in if the relevant Tax Guarantee had been correct. The legal principles set forth in section 442 of the German Civil Code and section 377 of the German Commercial Code shall not apply. Section 13.5 shall apply accordingly to the claims of the Purchaser for the breach of a Tax Guarantee pursuant to this Section 13.3.

13.4	The Sellers shall be obliged to indemnify the Purchaser or, at the Purchaser’s written election, the relevant Group Company (or any successor) from and against

(i)	any and all Taxes of the Group Companies relating to the period up to and including the Effective Date and

(ii)

any and all Taxes of the Group Companies relating to the period from (and not including) the Effective Date up to and including the Closing Date other than (x) Taxes resulting from the ordinary business of the Group Companies conducted in the period from (and not including) the Effective Date up to and including the Closing Date in accordance with Section 5 (it being understood that Taxes in relation to the Hydrogen Business and the Carve-Out of the Hydrogen Business pursuant to Section 14.1, any prohibited measure pursuant to Section 9.15 and/or any Leakage in the Locked Box Period are not to be treated as Taxes resulting from the ordinary business of the Group Companies for purposes of this indemnification obligation) and (y) Taxes in relation to the Hydrogen Business and the Carve-Out of the Hydrogen Business pursuant to Section 14.1 (including a potential retroactive taxation pursuant to section 6 para. 5 sentences 4 to 6 of the German Income Tax Act (Einkommensteuergesetz)) that fall into the scope of application of Section 13.6.

Any payments of the Sellers according to this Section 13.4 shall be due for payment ten Business Days after the Sellers’ receipt of a written payment request from the Purchaser including a copy of the relevant tax assessment notice or other document, but not earlier than three Business Days prior to the due date of the respective indemnifiable Tax.

13.5	The Sellers shall not be obliged to indemnify the Purchaser for a Tax of any of the Group Companies pursuant to Section 13.4, if and to the extent that

13.5.1	a liability or provision has been accounted for in the Financial Statements of the relevant Group Company for the business years ending 31 December 2016 specifically with respect to relevant Tax; or

13.5.2	the relevant Tax could be avoided by way of loss setoff, loss carry-back or loss carry-forward of losses resulting from the period up to and including the Effective Date; or

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13.5.3	the relevant Group Company or the Purchaser receives a compensation payment with respect to the relevant Tax from an unrelated third party; or

13.5.4

the relevant Group Company or the Purchaser is entitled to any benefits in respect of Taxes (including, without limitation, benefits resulting from the lengthening of any amortization or depreciation periods, higher depreciation allowances, the non-recognition of liabilities or provisions) in any period after the Effective Date as the result of the circumstances giving rise to the respective Tax, it being understood that in such case the indemnification claim of the Purchaser pursuant to Section 13.4 shall be reduced by the amount of the net present value of the future benefit calculated on the basis of a discount rate of 6% p.a.; or

13.5.5

the relevant Tax has been caused by a measure that has been implemented on the level of the Company or the Subsidiary after the Closing Date with retroactive effect for Tax purposes on Taxes relating to the period up to and including the Closing Date; or

13.5.6

the relevant Tax has been caused by the fact that the profit and loss transfer agreement entered into by and between the Company and the Subsidiary on 21 November 2013 has been terminated in any way after the Closing Date and within the initial five years term pursuant to section 14 para. 1 sentence 1 no. 3 sentence 1 of the German Corporate Income Tax Act (Körperschaftsteuergesetz); or

13.5.7

the Purchaser has not complied with any of its obligations set out in Section 13.8 relating to the respective Tax, such breach of obligation of the Purchaser has materially prejudiced the Sellers in the defence of the respective Tax and the Purchaser cannot show that the respective Tax would have arisen in the same amount if the breach of obligation that has materially prejudiced the Sellers in the defence of the respective Tax had not occurred.

13.6

The Sellers shall be obliged to indemnify the Purchaser or, at the Purchaser’s written election, the Company and the Subsidiary (or any successor) from and against 50% (in words: fifty percent) of any and all Taxes of the Company and the Subsidiary in relation to the Hydrogen Business and the Carve-Out of the Hydrogen Business pursuant to Section 14.1 (including a potential retroactive taxation pursuant to section 6 para. 5 sentences 4 to 6 of the German Income Tax Act (Einkommensteuergesetz)) exempt for withholding tax on dividends (Kapitalertragsteuer), it being understood that any withholding tax on dividends in relation to the Hydrogen Business and the Carve-Out of the Hydrogen Business pursuant to Section 14.1 shall be fully indemnified pursuant to Section 13.4. Section 13.5.7 shall apply accordingly to claims of the Purchaser under this Section 13.6.

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13.7

The Purchaser shall pay to the Sellers an amount equal to (i) any refunds of Taxes (including refunds credited) relating to the period up to and including the Effective Date and (ii) any unused tax liability (Steuerverbindlichkeit) or tax provision (Steuerrückstellung) in the Financial Statements as of 31 December 2016 that has to be dissolved after the Effective Date. The Purchaser shall notify the Sellers in writing and without undue delay (unverzüglich) of any relevant decision by any tax authority that may result in a claim of the Sellers under this Section 13.7. Any amount payable to the Sellers pursuant to this Section 13.7 shall be due (fällig) and payable (zahlbar) within ten (10) Business Days after the refund of the relevant Tax has been collected (irrespective whether in cash, by set-off (Aufrechnung) or any other kind) respectively the tax liability or tax provision has appeared to be dissolved. The Deductible (as defined in Section 11.6) and the Overall Liability Cap (as defined in Section 11.6) shall apply mutatis mutandis to claims of the Sellers pursuant to this Section 13.7. The Purchaser shall not be obliged to make a payment pursuant to this Section 13.7 to the Sellers if and to the extent the claims of the Sellers under this Section 13.7 do not exceed the amount of the claims pursuant to Section 13.3, Section 13.4 and Section 13.6 to which the Purchaser is not entitled due to the applicability of the Deductible or the Overall Liability Cap.

13.8	The Parties agree with respect to the period beginning on the Closing Date to the following:

13.8.1

The Purchaser shall procure (steht dafür ein) that the Company and the Subsidiary will timely prepare and file when due all tax returns required to be filed with respect to Taxes that may give rise to a liability of the Sellers under this Section 13 ("Relevant Tax Returns"). The Purchaser shall procure (steht dafür ein) that the final drafts of any such Relevant Tax Returns exempt for monthly self-assessments and all information pertaining thereto reasonably required in order to review and comment on the drafts are provided to the Sellers, in any case no later than (i) thirty (30) Business Days prior to the relevant filing date, if such Relevant Tax Returns have to be filed on an annual basis or (ii) five (5) Business Days in all other cases. All such Relevant Tax Returns shall require the prior written consent of the Sellers and shall, if the Parties fail to reach an agreement thereon, be prepared and filed in accordance with the Sellers' instructions, except if and to the extent such instructions are not in compliance with mandatory laws. For the avoidance of doubt, monthly self-assessments will be prepared and filed by the Company and the Subsidiary without the prior consultation of the Sellers.

13.8.2

The Purchaser shall procure (steht dafür ein) that the Company and the Subsidiary and the legal successors of the Company and the Subsidiary forward to the Sellers without undue delay (unverzüglich) copies of any material correspondence of and with any tax authority relating to Taxes (including, for the avoidance of doubt, tax assessment notices and other documents and information) that may give rise to a liability of the Sellers under this Section 13. Each notification shall be made in writing (including by email) and copies of any documents reasonably related thereto shall be attached to such notification. The Purchaser shall procure (steht dafür ein), insofar as relating to Taxes that may give rise to a liability or a claim of the Sellers under this Section 13, that the Company and the Subsidiary (i) grant the Sellers and the Sellers' advisors the right to participate in material meetings, discussions and correspondence with any tax authority, including in case of Tax audits the right to attend any formal meetings with the Tax auditor (including the final meeting pursuant to Section 201 of the German General Tax Code (Abgabenordnung)), (ii) request that the relevant Tax auditor provides material questions in writing and that such questions will be forwarded without undue delay (unverzüglich) to the Sellers for the Sellers' evaluation and comments, and (iii) duly incorporate in their statements to any tax authority any comments the Sellers may have, except if and to the extent those comments are not in compliance with mandatory laws.

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13.8.3

The Purchaser shall not, and shall procure (steht dafür ein) that the Company and the Subsidiary shall not, (i) settle, concede or give their consent to the findings of any and all Tax audits relating to Taxes that may give rise to a liability of the Sellers under this Section 13 or (ii) make an admission of liability, compromise or settlement of any claim by any tax authority with respect to Taxes that may give rise to a liability of the Sellers under this Section 13, in each case unless with the prior written consent of the Sellers.

13.8.4

The Purchaser shall procure (steht dafür ein) that the Company and the Subsidiary, upon the request of the Sellers, file objections and institute and conduct legal proceedings against any orders, audits, decrees, Tax assessment notices or judgments in accordance with the Sellers' directions (except if and to the extent those directions are not in compliance with mandatory laws) if such objections or legal proceedings relate to Taxes that may give rise to a liability of the Sellers under this Section 13 ("Tax Contest"). Alternatively, the Sellers may decide, at any time, to direct through counsel of their own choice and at their own expense any Tax Contest. If Sellers choose to direct a Tax Contest, then (i) the Purchaser shall cooperate and follow the Sellers' instructions and shall procure (steht dafür ein) that the Company and the Subsidiary cooperate and follow the Sellers' instructions in each phase of such Tax Contest, except if and to the extent those instructions are not in compliance with mandatory laws. All costs arising from any Tax Contest to any of the Company and the Subsidiary are to be borne by the Sellers.

13.8.5

The Purchaser shall procure (steht dafür ein) that the Company and the Subsidiary retain, until the expiration of any applicable statute of limitation, all books, records and documentation relating to Taxes that may give rise to a liability of the Sellers under this Section 13.

13.8.6

The Purchaser shall not be obliged to provide or procure (steht nicht dafür ein) that the Company and the Subsidiary provide any Relevant Tax Return, tax assessment notice, correspondence with the tax authorities, other document or information to any of the Sellers pursuant to Section 13.8.1 to Section 13.8.5 if and to the extent that the respective Seller has become aware of the respective Relevant Tax Return, tax assessment notice, correspondence with the tax authorities, other document or information in its capacity as managing director.

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13.9

All payments of the Sellers and the Purchaser under this Section 13 shall be treated in relation between the Sellers and the Purchaser as a reduction or increase of the Purchase Price and, if the Purchaser elects payments of the Sellers to be made to the relevant Group Company (or its successor), as a contribution of the Purchaser into the relevant Group Company (or its successor).

13.10

Any conditions, exclusions, caps or other limitations provided for in any other section of this Agreement with respect to the claims of the Purchaser under this Agreement shall not apply to the claims of the Purchaser under this Section 13, unless this Section 13 explicitly and specifically stipulates that the respective condition, exclusion, cap or other limitation shall apply to the claims of the Purchaser under this Section 13. The Deductible and the Overall Liability Cap shall apply to the claims of the Purchaser pursuant to Section 13.3, Section 13.4 and Section 13.6.

13.11

Rights and remedies of the Purchaser under this Section 13 shall become time-barred six months after the last underlying Tax assessment or other assessment that cannot be changed anymore has become final and binding (formell und materiell bestandskräftig). Section 203 German Civil Code shall apply.

Section 14
Carve-Out of the Hydrogen Business

14.1

Prior to the Closing Date, the Sellers shall procure that the Company and the JV Partnership perform the remaining actions to fully implement the Carve-Out as provided in the Hive-Down Agreement. The Parties agree that the cooperation of the Sellers and the Purchaser (via the Company) in the JV Partnership as set forth in the Partnership Agreement shall economically commence as of the Closing Date.

14.2

The Sellers shall (i) keep the Purchaser regularly informed about the status of the implementation of the Carve-Out, (ii) inform and discuss any issues related to the implementation of the Carve-Out and (iii) provide any documents or information received in connection with the implementation of the Carve-Out to the Purchaser. The Purchaser shall have the opportunity to review and comment on any documents in relation to the Carve-Out and the execution of any of such documents is subject to Purchaser’s approval. The Sellers shall inform the Purchaser without undue delay (unverzüglich) of any other material information relevant for the implementation of the Carve-Out outside the ordinary sequence of discussions.

14.3

The Sellers shall indemnify and hold harmless the Purchaser or, at the Purchaser’s written election, the relevant Group Company (or any successor), from and against 50% (in words: fifty percent ) of any and all losses, costs, liabilities and damages of the Purchaser and/or the Group Companies incurred or arising from or in connection with the implementation of the Carve-Out (including but not limited to any remaining (joint) liability of the Company, e.g. under letters of comfort (Patronatserklärungen) issued by the Company in favour of the JV Partnership prior to the Closing Date). Claims under this Section 14.3 shall, in deviation from the statutory provisions, be time-barred one (1) year after the Closing Date, provided that claims in relation to a third party claim shall not become time-barred before the expiration of the statute of limitations period applicable to the underlying third party claim. Section 203 German Civil Code shall apply. Section 11.9 shall apply accordingly.

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Section 15
Pre-closing Obligations of the Sellers

15.1

From the Signing Date to the Closing Date, each of the Sellers shall inform the Purchaser immediately upon becoming aware of any incidents and decisions that might substantially affect the assets and liabilities, financial condition and/or operational results of at least one of the Group Companies.

15.2

Immediately after the Signing Date, the Sellers shall inform the parties listed in Exhibit 15.2 of the Transaction and shall use reasonable efforts to obtain waivers from such parties of any rights regarding an early termination of the agreements specified in Exhibit 15.2 in connection with the Transaction.

15.3

The Sellers hereby guarantee to the Purchaser in the form of an independent guarantee pursuant to section 311 para. 1 of the German Civil Code and, in addition, will, to the extent permitted under applicable law, procure, that from the Signing Date until the Closing Date, the Group Companies will conduct their business only in the ordinary course of business with the standard of care of a prudent business man and consistent with past practice, in particular that none of the measures set forth in Section 9.15.1 will be taken at any of the Group Companies.

15.4

Following the satisfaction of the conditions precedent set forth in Section 2.3 Sentence 3 and beyond the Closing Date, the Sellers shall not exercise any shareholder’s rights with regard to the Group Companies; in particular, they shall not pass any shareholders’ or partners’ resolutions.

15.5

The Sellers shall take any and all measures that are necessary and/or advisable for the consummation of this Agreement; the Sellers shall refrain from any and all actions that may impair, jeopardise or impede the consummation of this Agreement.

15.6

The Sellers shall inform the Purchaser latest on the last day before the Closing Date of circumstances due to which the guarantees given by the Sellers under this Agreement would be incorrect or incomplete as of the Closing Date, provided that the information with regard to Section 9.9.1(iii) and Exhibit 9.10.1(1) does not need to be updated as per such date.

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15.7	If the Sellers violate any of the obligations or guarantees provided for in this Section 15, the Sellers shall at the Purchaser’s absolute discretion

(i)

restore, without undue delay at the request of the Purchaser, the position that would have existed if the violation of any of the obligations or guarantees had not occurred (restitution in kind - Naturalrestitution), and/or

(ii)

pay, either to the Purchaser or, at the request of the Purchaser, to the relevant Group Company, the amount which is necessary to restore the position that would have existed if the violation of any of the obligations or guarantees had not occurred, and/or

(iii)

pay monetary damages (Schadensersatz in Geld), the monetary damages being at least the amount which the affected Group Company could have claimed against the Sellers in case the obligations or guarantees had been made to it.

If the violation of any of the obligations or guarantees provided for in this Section 15 consists in the existence of a liability, the right of the Purchaser to demand restitution in kind includes the right to demand full indemnification against such liability. Section 11.1, last sentence, shall apply accordingly.

Section 16
Further obligations of the Sellers

16.1

The Parties are currently in the process of negotiating the terms and conditions of the Partnership Agreement which shall apply as from the Closing Date as regards the JV Partnership. The current status of the main body of the Partnership Agreement, which was prepared by the Purchaser’s legal counsel (still being subject to review and sign-off by the Purchaser) and has not yet been commented on by the Sellers is attached hereto as Exhibit 16.1. On such basis the Sellers undertake to negotiate and to procure that the Founder OHG and the Company negotiate in good faith with the Purchaser the final version of the Partnership Agreement (including all Annexes thereto). The Parties shall use best efforts to finalize the Partnership Agreement as soon as reasonably possible after the Signing Date.

16.2

The Parties are in agreement that DF and RB shall resign as managing directors of the Company and of the Subsidiary with effect as of the Closing Date and that their respective employment relationship shall continue with the Company or the Subsidiary after the Closing Date. The Parties aim that RB will remain with the Company or the Subsidiary for a period of at least two years after the Closing Date and that DF will remain with the Company for a period of at least five years after the Closing Date. The current managing director service agreements of RB and DF shall be replaced as of the Closing Date by employment agreements which shall have substantially the same terms as the current managing director service agreements of RB and DF provided that they will in particular contain contractual and post-contractual non-competition undertakings as well as contractual non-solicitation undertakings of RB and DF. The specific terms of these employment agreements will be negotiated in good faith between the Parties prior to the Closing Date.

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16.3

JL undertakes to negotiate in good faith with the Purchaser the final version of JL’s restated managing director service agreement on the basis of the draft attached hereto as Exhibit 16.3. Once finalized JL shall enter into the final restated managing director service agreement with the Company with effect as of the Closing Date.

16.4	The Sellers covenant that any liabilities of the Sellers’ Group vis-à-vis any of the Group Companies will be paid at the latest as of the Closing Date.

16.5

Following the Closing Date, each of the Sellers shall cooperate in good faith with the Purchaser and the Group Companies and take all measures, make all declarations and execute all documents that are necessary in the reasonable opinion of the Purchaser to implement the transactions contemplated by this Agreement; the Sellers shall refrain from any and all actions that may impair, jeopardise or impede the implementation of the transactions contemplated by this Agreement.

Section 17
Non-Competition/Non-Solicitation

17.1

For a period of two (2) years following the Closing Date, each of the Sellers undertakes not to engage directly or indirectly in any activities in the geographical area of operations of the Group Companies as of the Signing Date and/or the Closing Date (the “Geographical Area of Operations”) in the area of the business operations of the Group Companies as of the Signing Date and/or the Closing Date (the “Scope of Business Operations”) that would result in Competition with any of the Group Companies (the “Non-Competition Obligation”). In particular, “Competition” in terms of the Non-Competition Obligation shall mean (i) the formation or the acquisition of and the participation in business entities, which are active in the Geographical Area of Operations and the Scope of Business Operations, as well as (ii) advising and/or representing such business entities, not however, the acquisition for investment purposes only up to 1 % of the share capital of corporations listed on a stock exchange, which are active in the Geographical Area of Operations and in the Scope of Business Operations, provided, however, that the Sellers are excluded from any influence over the management of such stock corporations.

17.2

For a period of two (2) years following the Closing Date, each of the Sellers undertakes not to, whether directly or indirectly, solicit or entice an Employee away who is currently or was employed with any of the Group Companies during the past year before the Signing Date, or offer or conclude with such aforementioned Employee an employment or consultancy agreement (“Non-Solicitation Obligation”).

17.3	Each of the Sellers covenants that all members of the Sellers’ Group comply with the Non-Solicitation Obligation and the Non-Competition Obligation.

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17.4

For the avoidance of doubt, the continued activities of the Sellers as managing directors, employees or consultants of any of the Group Companies do not constitute a violation of the Non-Competition Obligation and the Non-Solicitation Obligation.

17.5

If the Non-Competition Obligation and/or the Non-Solicitation Obligation is violated by a member of the Sellers’ Group, the Sellers shall be liable to pay to the Purchaser a contractual penalty (Vertragsstrafe) in the amount of EUR 50,000 for each breach. In the event of a continuing violation, each calendar month (or part thereof) that the violation continues shall be deemed to be an independent and separate breach. The defence of continuous violation (Einrede des Fortsetzungszusammenhangs) is excluded. The right of the Purchaser to claim damages or to require cessation of the violation shall not be affected by the payment of the contractual penalty. Any contractual penalty incurred shall be credited against any future claims for damages.

Section 18
Confidentiality, Press Releases

18.1

The Parties shall keep strictly confidential the content of this Agreement as well as any information received or obtained about the other Party in connection with the negotiation and implementation of this Agreement, unless the disclosure by the Purchaser is necessary to protect the rightful interest of the Purchaser.

18.2	The Sellers shall keep strictly confidential any information relating to the Group Companies and their business operations.

18.3

The Parties will agree upon a press release regarding the transactions contemplated in this Agreement. The Parties shall publish additional press releases or similar public statements relating to the transactions contemplated in this Agreement only after prior agreement regarding content, wording and time of the publication of such press release or similar public statement.

18.4	The obligations according to Section 18.1, Section 18.2 and Section 18.3 shall not apply to information which:

(i)	is generally known to the public except in consequence of a wilful or negligent act or omission in contravention of the aforementioned obligations, or

(ii)

is required to be disclosed by court order, administrative decision, statute or any applicable law, including any regulations of a cartel authority and a stock exchange on which the shares of any of the Parties or an enterprise affiliated to a Party are listed, or

(iii)	is disclosed to any person bound to professional confidentiality.

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Section 19
Costs, Real Estate Transfer Tax

19.1

Each Party shall bear its own costs and expenses incurred in connection with the preparation, negotiation, and consummation of this Agreement, including any and all costs for its advisors. The costs of notarization of the Agreement shall be borne by the Purchaser.

19.2

All transfer taxes, charges, fees or duties resulting from the implementation and consummation of this Agreement, including the fees for the merger control filings at the competent cartel authorities shall be borne by the Purchaser.

Section 20
Notices

20.1

Any statement or other declaration based on or in connection with this Agreement (jointly the “Notices”) shall be made in writing unless a stricter form is required by mandatory law. The notice shall be delivered by hand, by mail or by email (but no other transmission by way of telecommunication (telekommunikative Übermittlung)). A Notice shall be considered to be received on the day of delivery, irrespective of the business hours of the recipient.

20.2	Any notices to be given shall be addressed as follows:

(i)	If to the Purchaser:

AVX Corporation
Attn. Deputy General Counsel/Mauri Aven
One AVX Boulevard
Fountain Inn, SC 29644     , USA
email: mauri.aven@avx.com

With a copy to:

Noerr LLP
Dr. Alexander Ritvay, D.E.S.
Charlottenstraße 57
10117 Berlin, Germany
email: alexander.ritvay@noerr.com

(ii)	If to the Sellers or any of the Sellers, to the following representative of the Sellers (the “Sellers’ Representative”):

Dr Joachim Löffler
xxxxxxxx
xxxxxxxxxxxxxxxxxxxxxxxxx
Germany

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With a copy to:

Kanzlei Schaffer und Partner mbB
Rechtsanwältin Sophia Schmid
Äußere Sulzbacher Str. 118
90491 Nürnberg
Email: sophia.schmid@schaffer-partner.de

20.3

Each Party shall notify the other Parties of any changes in its address without undue delay, provided that the Sellers shall only be entitled to provide a new address if such new address is within the territory of Germany. Until such notification, the previously notified address shall continue to be valid for the purposes of this Agreement. Any Notice shall be deemed to have been received at the time at which it would have been received under ordinary circumstances without the change of the address.

20.4	Any copies provided for in Section 20.2 shall be for information only. The receipt of any such copy is irrelevant for the question of whether and when a Notice has been received by a Party.

20.5	All declarations and notices of the Sellers shall only be made by all Sellers acting jointly. For the purposes of this Agreement, only the Sellers’ Representative shall be entitled to act on behalf of each individual Seller and/or some or all of the Sellers vis-à-vis the Purchaser and shall in particular be irrevocably entitled and be granted power of attorney to make or receive any declaration or notice, to sign all documents and take all actions (including, without limitation the making and receiving of unilateral declarations and the conclusion of agreements) that are required or useful under or in connection with this Agreement or the transactions contemplated by it on behalf of each individual Seller and some or all of the Sellers jointly. For these purposes each of the Sellers releases the Sellers’ Representative from the restrictions set out in Section 181 of the German Civil Code.

Section 21
Assignments

The Purchaser is entitled to assign, in whole or in part, its rights and obligations hereunder, without prior consent of the other Parties (i) to a company affiliated with it within the meaning of sections 15 et seq. of the German Stock Corporation Act, or (ii) to a bank which is involved in the financing of the transactions agreed herein. Beyond the aforementioned, the Parties are not entitled to assign the rights and obligations in whole or in part hereunder to third persons without the consent of the other Parties.

Section 22
Sellers’ Liability

Up to a maximum aggregate amount of EUR 1,000,000 (in words: one million Euros), the Sellers shall be jointly and severally liable (Gesamtschuldnerhaftung) to the Purchaser for the due fulfilment of any and all obligations of the Sellers, in particular, all payment obligations under and arising from this Agreement. For any claims in excess of such amount, the Sellers shall be liable to the Purchaser pro rata to their equity shareholding in the Company as set forth in Section 1.1.

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Section 23
Governing Law, Jurisdiction

23.1	The Parties have the common understanding that this Agreement is governed by and constructed in accordance with the laws of the Federal Republic of Germany.

23.2	The Parties agree that the state courts of Frankfurt, Germany shall have exclusive jurisdiction for all disputes arising out of or in connection with this Agreement or its validity.

Section 24
Amendments, Supplements, Termination

Amendments, supplements and the termination of this Agreement – including the modification of this provision – shall be valid only if made in writing by mutually signed instrument unless a stricter form is required by mandatory law.

Section 25
Miscellaneous

25.1

For the purpose of this Agreement, “Business Day” shall mean a day, other than a Saturday, a Sunday or any other day on which commercial banks in Betzdorf, Germany, are required by law to remain closed.

25.2

If a Party is obliged, according to this Agreement, to pay interest on any amounts becoming due and payable the interest rate shall be 5 % p.a. The assertion of further damage by the Party receiving the interest payments shall not be precluded by the aforementioned.

25.3

All Exhibits attached hereto form integral parts of this Agreement. References to individual sections of this Agreement also refer to their Exhibits and their content. Terms defined in the singular include the plural, and vice versa. The male form of terms used in this Agreement includes the female form. Any enumerations or examples which illustrate a term (e.g., if a sentence is opened by “in particular”), do not limit the scope of such term. Headings are inserted for convenience only and shall not affect the interpretation of this Agreement.

25.4

Wherever this Agreement includes English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the respective German terms shall be decisive for the interpretation of the English terms. The use of a legal term of German law comprises the use of the analogously - by content and function - closest foreign legal term, if facts have to be judged under such foreign law. Wherever this Agreements provides that a Party “has to”, “shall” or “will” do and/or procure any action or situation, such Party shall be strictly liable for the performance of the relevant action or the occurrence of the relevant situation.

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25.5

This Agreement constitutes the entire agreement among and between the Parties with respect to the subject matter hereof. Side agreements to this Agreement do not exist. Agreements, negotiations and understandings, whether oral or written, heretofore made between the Parties shall be replaced by this Agreement.

25.6

Should any provisions of this Agreement be or become totally or partially invalid or unenforceable, or if this Agreement contains gaps, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. In place of the invalid, unenforceable or missing provision a valid and enforceable provision which the Parties would have agreed upon taking account of the economic purpose of this Agreement if they had, at the conclusion of this Agreement, been aware of the invalidity, unenforceability or the absence of the relevant provision, shall be deemed to be agreed between the Parties. The Parties shall be obligated to confirm such a provision in the form required by law.

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